UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

McAfee Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

MCAFEE CORP.

6220 America Center Drive

San Jose, CA 95002

Dear Stockholders:

You are cordially invited to attend the McAfee Corp. 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on June 3, 2021 at 10:00 a.m. Pacific Time. Due to the ongoing COVID-19 pandemic, this year’s Annual Meeting will be held virtually to help ensure the health and safety of those participating. There will not be an in-person meeting. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.proxydocs.com/MCFE by entering the 12-digit control number provided on their Notice (as defined below). This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation.

On April 22, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2020 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

We hope that you will be able to join us virtually on June 3, 2021.

Sincerely,

Peter Leav
President, Chief Executive Officer, and Director

IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING

The Notice includes your control number, which will serve as an admission ticket for one shareholder to attend the Annual Meeting. On April 22, 2021, we also first mailed the proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one shareholder to attend the Annual Meeting virtually. Stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, April 5, 2021.

MCAFEE CORP.

6220 America Center Drive

San Jose, CA 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of McAfee Corp. (the “Company”) will be held on June 3, 2021. Due to the ongoing public health concerns resulting from the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and the communities we serve, the Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 12-digit control number provided on your Notice at www.proxydocs.com/MCFE. Login will be available starting on June 3, 2021 at 9:45 a.m. Pacific Time and the meeting will begin promptly on June 3, 2021 at 10:00 a.m. Pacific Time for the following purposes:

1.	Election of the three director nominees named in the Proxy Statement to serve until the 2024 annual meeting of stockholders;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ended December 25, 2021 (“fiscal 2021”);

3.	Approval, on an advisory basis, of the compensation of our named executive officers;

4.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

April 5, 2021 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available ten days in advance of the meeting. Please contact the Secretary to make accommodations to view the list. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting virtually, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting virtually and vote during the meeting, your proxy will not be used.

If you need assistance voting your shares, please call (866) 648-8133 or send an e-mail to paper@investorelections.com.

You may attend the Annual Meeting virtually and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in San Jose, California, voting again by Internet or telephone, or attending the Annual Meeting virtually and voting during the meeting. If you are a registered shareholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting virtually. If you are a beneficial shareholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting virtually.

We look forward to seeing you. Thank you for your ongoing support of and interest in McAfee Corp.

By Order of the Board of Directors,
Sayed Darwish
Senior Vice President, Chief Legal Officer and Secretary

April 22, 2021

Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on June 3, 2021. Stockholders may access, view and download the Proxy Statement and the 2020 Annual Report at www.proxydocs.com/MCFE.

MCAFEE CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 3, 2021

INTRODUCTION

This Proxy Statement provides information for stockholders of McAfee Corp. (“we,” “us,” “our,” “McAfee” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s Class A and Class B common stock, par value $0.001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.proxydocs.com/MCFE at 10:00 a.m. Pacific Time on June 3, 2021, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the three director nominees named in the Proxy Statement to serve until the 2024 annual meeting of stockholders;

2.	Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2021;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2020 Annual Report on Form 10-K, is being mailed to stockholders on or about April 22, 2021. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.

Why are we providing these materials?

The Board is providing these materials to you in connection with our Annual Meeting, which will take place on June 3, 2021, and will be held in a virtual format at www.proxydocs.com/MCFE beginning at 10:00 a.m. Pacific Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our virtual shareholder meeting.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of the three director nominees named in this Proxy Statement to serve until the 2024 annual meeting of stockholders;

•	Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2021;

•	Approval, on an advisory basis, of the compensation of our named executive officers; and

•	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of Class A and Class B common stock that you owned as of the close of business on the record date, April 5, 2021. Unless otherwise specified herein, reference to our “common stock” refer to both our Class A and our Class B common stock. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of April 5, 2021, there were 162,391,934 shares of Class A common stock outstanding (which includes 25,582 shares of restricted Class A common stock) and 267,065,127 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 6220 America Center Drive, San Jose, California 95002 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•

During the meeting - You may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•	By proxy - Stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxypush.com/MCFE;

•	by using a toll-free telephone number noted on your proxy card; or

•	by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

What is a proxy holder?

We are designating Peter Leav, our President and Chief Executive Officer, and Sayed Darwish our Senior Vice President, Chief Legal Officer and Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	“FOR” the election of the Board’s nominees;

•	“FOR” the ratification of the appointment of PwC;

•	“FOR” the advisory approval of the compensation of our named executive officers; and

•	To hold future advisory votes on the compensation of our names executive officers every “THREE YEARS”.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2 (the selection of PwC as the Company’s independent registered public accounting firm), but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•	Entering a new vote online;

•	Entering a new vote by telephone;

•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or

•	Attending the Annual Meeting virtually and voting during the meeting.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 162,391,934 shares of Class A common stock outstanding (which includes 25,582 shares of restricted Class A common stock) and 267,065,127 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of PwC as the Company’s independent registered public accounting firm for fiscal 2021 (Proposal 2)?

Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?

Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 26, 2020 is advisory, it will not be binding on us or the Board. However, the Leadership Development and Compensation Committee of the Board expects to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

What vote is required for the advisory approval of the frequency of future stockholder advisory votes on the compensation of our named executive officers (Proposal 4)?

For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency (1-year, 2-years or 3-years) receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. Because the proposal to approve the frequency of the stockholder votes on the compensation paid to named executive officers for the fiscal year ended December 26, 2020 is advisory, it will not be binding on us or the Board. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

What does it mean if I receive more than one Notice?

You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Mediant Communications Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting virtually. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call (866) 648-8133 or send an e-mail to paper@investorelections.com.

PROPOSAL NO. 1:

Election of Directors

Our business operates under the direction of the Board, which currently consists of seven directors. In accordance with our Restated Certificate of Incorporation, the Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2021, 2022, and 2023, respectively. Jon Winkelried, Kathy Willard, and Jeff Woolard are the Class I directors whose terms expire at the Annual Meeting. The Board has nominated, and stockholders are being asked to reelect, Jon Winkelried, Kathy Willard, and Jeff Woolard for three-year terms expiring at our 2024 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2024 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the three nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position, as of April 5, 2021, of individuals who currently serve as directors on the Board.

Name	Age	Position
Peter Leav	50	President, Chief Executive Officer and Director
Sohaib Abbasi	64	Director
Mary Cranston	73	Director
Tim Millikin	38	Director
Jon Winkelried	61	Director
Kathy Willard	54	Director
Jeff Woolard	51	Director

Class I—Directors with Terms Expiring in 2021

Jon Winkelried has served as a director since January 2018. Jon is the Co-Chief Executive Officer and a Partner of TPG based in San Francisco, California. Prior to joining TPG in 2015, Jon was with Goldman, Sachs & Co. for more than 27 years, until Jon retired in 2009 as President and Co-Chief Operating Officer. Jon has served on the board of directors for Evolution Media since May 2016, Anastasia Beverly Hills since August 2018, Bounty Minerals LLC since December 2012, RealCadre LLC since September 2018, ATTN: since March 2019, and MX Technologies since December 2020, and has served on the Board of Overseers for Memorial Sloan Kettering Cancer Center since June 2008. Jon was elected to the Board of Trust of Vanderbilt University in 2012, and was elected Chair for the Investment Committee in 2017. Jon served as a trustee at the University of Chicago from 2006 to 2012. Jon received a bachelor’s degree in business from the University of Chicago and an M.B.A. degree from the University of Chicago. We believe that Jon’s board and industry experience qualifies Jon to serve on the Board.

Kathy Willard has served as a director since November 2019. Kathy has served as the Chief Financial Officer of Live Nation Entertainment since September 2007. Prior to this role, Kathy served in various positions at Live Nation Entertainment as well as its predecessors, Clear Channel Entertainment and SFX Entertainment, originally joining the organization in 1998. Earlier in Kathy’s career, Kathy served as an Audit Manager at Arthur Andersen from 1988 to 1993. Kathy is also a member of the board of directors for the House of Blues Music Forward Foundation. Kathy received a bachelor of business administration degree in accounting at the University of Oklahoma. We believe that Kathy’s financial expertise and industry experience qualify Kathy to serve on the Board.

Jeff Woolard has served as a director since August 2019. Jeff has held numerous roles at Intel during the past 25 years, serving as a Corporate Vice President and the Chief Financial Officer of the Manufacturing and Technology Group since June 2020. Prior to this role, Jeff served as a Vice President and Chief Financial Officer for Intel Capital and the New Technology Group from March 2013 until June 2020, focusing on Intel’s corporate venture investments and acquisition activities. Jeff received a bachelor’s degree in finance from Arizona State University and an M.B.A. from the University of Washington. We believe that Jeff’s board and industry experience qualifies Jeff to serve on the Board.

Class II—Directors with Terms Expiring in 2022

Tim Millikin has served as a director since April 2017. Tim is a Partner at TPG based in San Francisco, California, where Tim co-leads TPG’s investment activities in software & enterprise technology. Tim has served on the boards of ThycoticCentrify since March 2021 and Ellucian since September 2015, and previously served on the boards of Renaissance Learning from July 2018 to January 2019, INFINIDAT from December 2017 to February 2019, and Isola Group from July 2012 to January 2018. Tim holds an M.B.A. degree from the Stanford Graduate School of Business, where Tim was an Arjay Miller Scholar, and a bachelor’s degree from Dartmouth College. We believe that Tim’s board and industry experience qualifies Tim to serve on the Board.

Sohaib Abbasi has served as a director since November 2018. Sohaib also serves as director for StreamSets Inc. (since July 2017). Sohaib previously served as a director of Red Hat (March 2011 to July 2019), New Relic (May 2016 to September 2019), Nutanix (March 2020 to December 2020) and as the chair of the board of Peakon (June 2020 to March 2021). In addition, Sohaib serves as a senior advisor to TPG. Sohaib served as president and chief executive officer of Informatica from July 2004 until August 2015. Sohaib served as chairperson of Informatica from March 2005 until December 2015. Prior to Informatica, Sohaib served at Oracle Corporation for 20 years, most recently, as a member of Oracle’s executive committee and as senior vice president of two major divisions, Oracle Tools and Oracle Education. Sohaib earned a bachelor’s degree and an M.S. degree from the University of Illinois at Urbana-Champaign. We believe that Sohaib’s board and industry experience qualifies Sohaib to serve on the Board.

Class III—Directors with Terms Expiring in 2023

Peter Leav has been the President, Chief Executive Officer and director since February 2020. Prior to McAfee, Peter served as President and CEO of BMC Software, a software and services company that helps enterprises meet escalating digital demands and maximize IT innovation, from December 2016 to April 2019. Prior to BMC, Peter served as President and CEO of Polycom, a global collaboration business serving the enterprise market, from December 2013 to September 2016. Peter also served as President of Industry and Field operations at NCR Corporation, the global leader in consumer transaction technologies. Prior to NCR, Peter was Corporate Vice President and General Manager of Motorola’s enterprise business in North America, Latin America and EMEA. Earlier in Peter’s career, Peter held executive sales leadership positions at Symbol Technologies, Cisco Systems, and Tektronix. Peter has served on the board of Box since June 2019, and previously served on the boards of Proofpoint (July 2019 to February 2020) and HD Supply, Inc. (October 2014 to July 2017). Peter holds a bachelor’s degree from Lehigh University. We believe that Peter’s board and industry experience qualifies Peter to serve on the Board.

Mary Cranston has served as a director since November 2018. Since December 2012 when Mary retired as the Firm Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, an international law firm, Mary has served on various boards of companies and non-profits, including Visa, Inc. (since 2007), where Mary is a member of the finance committee and Nominating and Corporate Governance Committee, The Chemours Company (since 2015), Boardspan (since March 2016), and CSAA Insurance Group (since 2008), and previously served on the board of MyoKardia (May 2016 to November 2020). Mary holds a bachelor’s degree in political science from Stanford University, a J.D. degree from Stanford Law School, and M.A. degree in education from the University of California, Los Angeles. We believe that Mary’s legal and board experience qualifies Mary to serve on the Board.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our Class A and Class B common stock outstanding on the Record Date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Leadership Development and Compensation Committee of the Board

✓	Clawback and Anti-Hedging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our CEO is the only member of management who serves as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity, Equity and Inclusion

✓	Risk Oversight by the Board and Committees	✓	Established Director and Senior Officer Stock Ownership Guidelines

✓	Annual Board and Committee Self-Evaluations	✓	Established Whistleblower Policy

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our Restated Certificate of Incorporation provides that the Board shall consist of at least three directors but not more than twelve directors and that the number of directors may be fixed from time to time by resolution of the Board. The Board is divided into three classes, as follows:

•

Class I, which consists of Jon Winkelried, Kathy Willard, and Jeff Woolard. The terms of Jon Winkelried, Kathy Willard, and Jeff Woolard will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal;

•

Class II, which consists of Tim Millikin and Sohaib Abbasi. The terms of Tim Millikin and Sohaib Abbasi will continue until our 2022 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and

•

Class III, which consists of Peter Leav and Mary Cranston. The terms of Peter Leav and Mary Cranston will continue until our 2023 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of the Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the Board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.

Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 66 2/3% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 66 2/3% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.

Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified and the director’s earlier death, resignation or removal. Subject to the terms of the stockholders agreement that we entered into in connection with our initial public offering (our “IPO”), any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office, even if less than a quorum, or by a sole remaining director.

In connection with our IPO, we entered into a stockholders agreement with investment funds affiliated with certain affiliates of TPG Global, LLC (“TPG”) and Thoma Bravo, L.P. (“Thoma Bravo” and together with TPG, our “Sponsors”), Intel Americas, Inc. (“Intel”), and certain other stockholders governing certain nomination rights with respect to the Board. Under the agreement, we are required to take all necessary action to cause the Board to include individuals designated by TPG and Intel in the slate of nominees recommended by the Board for election by our stockholders, as follows:

•

for so long as TPG owns at least 25% of the shares of our Class A and Class B common stock held by TPG, including any exercise of the underwriters’ option to purchase additional shares, and the reorganizations transactions in connection with our IPO (the “Reorganization Transactions”), TPG will be entitled to designate six individuals for nomination, including three unaffiliated directors who meet the independence criteria set forth in Rule 10A-3 under the Exchange Act;

•

for so long as TPG owns less than 25% but at least 10% of the shares of our Class A and Class B common stock held by TPG, including any exercise of the underwriters’ option to purchase additional shares, and the Reorganization Transactions, TPG will be entitled to designate two individuals for nomination, including one unaffiliated director who meets the independence criteria set forth in Rule 10A-3 under the Exchange Act of 1934, as amended (the “Exchange Act”);

•

for so long as Intel and its affiliates owns at least 25% of the shares of our Class A and Class B common stock held by Intel and its affiliates, including any exercise of the underwriters’ option to purchase additional shares, and the Reorganization Transactions, Intel will be entitled to designate two individuals for nomination; and

•

for so long as Intel and its affiliates owns less than 25% but at least 10% of the shares of our Class A and Class B common stock held by Intel and its affiliates, including any exercise of the underwriters’ option to purchase additional shares, and the Reorganization Transactions, Intel will be entitled to designate one individual for nomination.

TPG and Intel will have also have the exclusive right to remove their respective designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of TPG or Intel, as applicable.

The Board has undertaken a review of the independence of each director. Based on the information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that each of Sohaib Abbasi, Mary Cranston, Tim Millikin, Jon Winkelried, Kathy Willard, and Jeff Woolard are independent directors under the rules of the Nasdaq Global Select Market (“Nasdaq”). In making this determination, the Board considered the relationships that such directors have with our Company and all other facts and circumstances that the Board deemed relevant in determining such directors’ independence, including beneficial ownership of our capital stock by each non-employee director and their affiliates, and the transactions involving them described in “Certain Relationships and Related Party Transactions.”

Annual Board and Committee Performance Review

Pursuant to our corporate governance guidelines, the Nominating and Corporate Governance Committee of the Board is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Corporate Governance Committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board.

Board Leadership Structure

We have not designated a chairperson or a lead director of the Board. The independent members of the Board have periodically reviewed the Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure.

Board Meetings, Attendance and Committees

The Board met two times during 2020. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2020. The Board also approved certain actions by unanimous written consent in lieu of a meeting.

It is our policy that our directors attend annual meetings of stockholders.

As of the date of this Proxy Statement, the Board has three standing committees: the Audit Committee; the Leadership Development and Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at https://ir.mcafee.com.

Audit Committee

Our Audit Committee consists of three non-employee directors: Mary Cranston, Tim Millikin, and Kathy Willard, with Mary Cranston serving as chair of the committee. Our Audit Committee has determined that each of Mary Cranston and Kathy Willard meets the definition of “independent director” under the rules Nasdaq and under Rule 10A-3 under the Exchange Act. Our Audit Committee met one time during 2020. The Board has determined that Mary Cranston and Kathy Willard each is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

The Leadership Development and Compensation Committee of the Board is composed of Jon Winkelried, Tim Millikin, Jeff Woolard, and Sohaib Abbasi, with Jon Winkelried serving as chairperson of the committee. The Leadership Development and Compensation Committee met one time during 2020. The Leadership Development and Compensation Committee’s responsibilities include:

•

reviewing and approving annually the corporate goals and objectives applicable to the compensation of our Chief Executive Officer and determining and approving (or recommending to the Board for determination) the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and approving the compensation of the non-employee members of the Board;

•

selecting, retaining and/or obtaining the advice of any compensation consultant, legal counsel or other advisor as it deems necessary to assist and/or fulfill its duties and responsibilities under this charter;

•

conducting the independence assessment outlined in the rules of Nasdaq with respect to any compensation consultant, legal counsel, or other advisor retained by the Leadership Development and Compensation Committee and evaluating whether any compensation consultant retained by it has any conflict of interest;

•	reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking;

•

reviewing and recommending to the Board for approval the frequency with which the Company will conduct say on pay votes and reviewing and approving the proposals regarding the say on pay vote and the frequency of the say on pay vote to be included in our proxy statement;

•	reviewing and approving the group of companies used by the Company for peer comparisons of pay and/or performance;

•

reviewing and approving any employment agreement, severance arrangements, post-termination, change-in-control provisions, employment terms, and/or offer letter related to our Chief Executive Officer and all other executive officers;

•

establishing, amending, reviewing and administering our equity and other incentive plans, reviewing and approving grants made to our executive officers and non-employee directors thereunder, and recommending adoption of equity plans to the Board;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•

Establishing, amending and reviewing our benefit plans, including our retirement plans, deferred compensation plans and welfare benefit plans, and establishing, amending, reviewing and administering our other remuneration programs applicable to our executive officers, including our global mobility and relocation programs; and

•	reviewing and assessing the adequacy of the Leadership Development and Compensation Committee charter and submitting any changes to the Board for approval.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Tim Millikin, Mary Cranston, and Jeff Woolard, with Tim Millikin serving as chairperson of the committee. The Nominating and Corporate Governance Committee did not meet during 2020. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board a set of corporate governance principles;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	reviewing and recommending to the Board practices and policies with respect to directors;

•	reviewing and recommending to the Board the functions, duties, and compositions of the committees of the Board;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	provide for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of the Board and management.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing the review and approval of related party transactions. The Leadership Development and Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. The Nominating and Corporate Governance Committee oversees risks associated with corporate governance, business conduct and ethics. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Leadership Development and Compensation Committee Interlocks and Insider Participation

None of the members of the Leadership Development and Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or the compensation committee of any entity that has one or more executive officers serving on the Board or the Leadership Development and Compensation Committee. For a description of transactions between us and members of the Leadership Development and Compensation Committee and affiliates of such members, see “Certain Relationships and Related Party Transactions.”

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, officers and directors. The code of ethics is available on our website at https://ir.mcafee.com. If we make any substantive amendments to the code of ethics or grant any waiver, including any implicit waiver, from a provision of the code of ethics affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of the Board. Our corporate governance guidelines are available on our website at https://ir.mcafee.com.

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. The Nominating and Corporate Governance Committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates, for which such firms are paid a fee. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Board Membership Criteria

We seek a Board that collectively possess the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.

Shareholder Engagement

We value shareholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with the Board or individual directors may do so by writing to the Board or such individual c/o the Secretary, McAfee Corp., 6220 America Center Drive, San Jose, California 95002. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in the Secretary’s good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL NO. 2:

Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal 2021. We are asking our stockholders to ratify this appointment.

SEC and Nasdaq regulations require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. Our Audit Committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of PwC as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of PwC will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

PwC has served as our independent registered public accounting firm since 2017.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Audit Committee charter, the Audit Committee is responsible for the oversight of our accounting, reporting, and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate, and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2020, the Audit Committee pre-approved all audit and permitted non-audit services provided by PwC.

Principal Accountant Fees and Services

The following sets forth fees billed by PwC, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 26, 2020 and December 28, 2019:

	Year ended
	December 26, 2020	December 28, 2019
Audit Fees(1)	$6,779,706	$6,341,516
Audit Related Fees(2)	1,012,000	29,045
Tax Fees(3)	155,199	300,967
All Other Fees(4)	974	6,731

Total	$7,947,879	$6,678,258

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and fees incurred with our initial public offering.

(2)

Includes accounting consultation services related to carve-out financial statements, the adoption of the new revenue recognition standards, and certain agreed upon procedures that are not required by statute or regulation.

(3)	Tax fees for 2020 and 2019 include professional services rendered for tax compliance, tax return review and preparation, tax advice and payment planning, and other consulting services.
(4)	Other fees related to annual subscriptions to PwC’s Accounting Research online tool, Viewpoint, and Disclosure Checklist online tool.

There were no other fees billed by PwC for services rendered to us, other than the services described above, for fiscal years ended December 26, 2020 and December 28, 2019.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis focuses on the compensation we provide to our executive officers listed in the “Summary Compensation Table for Fiscal 2020” (our “named executive officers”) and should be read in conjunction with the accompanying tables and text below. In accordance with SEC executive compensation disclosure rules, this Compensation Discussion and Analysis focuses on our compensation decisions with respect to our named executive officers for fiscal 2020, certain of which were made while we have been privately owned. As part of the process of becoming a public company, with the assistance of our independent compensation consultant, we have reviewed and plan to continue to review all elements of our executive compensation program. We expect that our executive compensation program and compensation governance practices will continue to evolve to reflect our status as a new publicly-traded company, while still supporting our overall business and compensation objectives. In this Compensation Discussion and Analysis and the accompanying tables and narratives, references to “the Board” and “the Committee” refer to the board of managers of Foundation Technology Worldwide LLC (“FTW”) and its compensation committee for all periods prior to the restructuring undertaken in connection with our IPO and to the Board of Directors of the Company and its Leadership Development and Compensation Committee for all periods following the restructuring.

Our named executive officers for fiscal 2020 are:

Name	Title
Peter Leav(1)	President and Chief Executive Officer
Venkat Bhamidipati(2)	Executive Vice President and Chief Financial Officer
Lynne Doherty McDonald(3)	Executive Vice President, Global Sales and Marketing, Enterprise Business Group
Terry Hicks	Executive Vice President, Consumer Business Group
Ashutosh Kulkarni(4)	Former Executive Vice President and Chief Product Officer, Enterprise Business Group
Ashish Agarwal(5)	Senior Vice President, Strategy and Corporate Development
Christopher Young(6)	Former Chief Executive Officer
Michael Berry(7)	Former Executive Vice President, Chief Financial Officer
John Giamatteo(8)	Former President and Chief Revenue Officer, Enterprise Business Group

(1)	Peter Leav’s employment with us commenced on February 3, 2020.
(2)	Venkat Bhamidipati’s employment with us commenced on September 2, 2020.
(3)	Lynne Doherty McDonald’s employment with us commenced on May 4, 2020.
(4)	Ashutosh Kulkarni’s employment with us terminated on January 1, 2021.
(5)	Ashish Agarwal served as our interim Chief Financial Officer from March 13, 2020 until September 2, 2020.
(6)	Christopher Young’s employment with us terminated on February 3, 2020.
(7)	Michael Berry’s employment with us terminated on March 13, 2020.
(8)	John Giamatteo’s employment with us terminated on January 10, 2020.

Industry Background and Overarching Compensation Considerations

Industry Background

McAfee has been a pioneer and leader in protecting consumers, enterprises, and governments from cyberattacks for more than 30 years with integrated security, privacy and trust solutions. We built our platform through a deep, rich history of innovation and have established a leading global brand. Whether we are securing the digital experience of a consumer who is increasingly living life online, or defending many of the world’s largest enterprises and governments from sophisticated attacks and nation-state threats, McAfee is singularly committed to one mission: to protect all things digital that matter through leading-edge cybersecurity. We live in a digital world. Consumers are increasingly moving their daily lives online, interacting through multiple devices, networks and platforms, and leveraging technology in nearly every aspect of their lives. This shift is most noticeable in the way individuals are working, banking, socializing, consuming, and paying, leading to a proliferation of digital touchpoints and applications. Remote work and increasing work from home arrangements are driving a pronounced convergence of work and personal life. While people expect effective and frictionless security at work and in their personal lives, this lifestyle shift has been accompanied by a more challenging threat landscape and an increase in points of vulnerability, risking individuals’ privacy, identity, data and other vital resources. Similarly, enterprises embracing employee mobility, work from home strategies, bring your own device, and greater cloud adoption have seen the attack surface broaden and network perimeter dissolve. These drivers have led to a rapid increase in the number of workloads across endpoints and industries, making it challenging for enterprises to monitor and protect all of their workloads and applications and increasing the importance of the consumer in making security decisions for their converged digital lives.

Competitive Hiring Environment and Fiscal 2020 Senior Executive Hiring

Cybersecurity is a fast-paced and competitive industry experiencing a widely-reported shortage of skilled talent and leadership in the face of high and increasing demand. We compete for executive talent with many other cybersecurity companies, large and small. Prior to our IPO, we faced competitive pressure due to the fact that some of our competitors are publicly-traded and therefore were able to offer equity compensation to their executives that is more liquid than the equity compensation we then offered to our executives. Additionally, we compete for executive talent in geographic areas, such as Silicon Valley, and in related industries, such as software development, in which talented executives are in high demand, resulting in an increasingly competitive environment for attracting and retaining executive talent. Given the unique skillset required of our executive team as well as competition from industries beyond cybersecurity for our executives, during fiscal 2020 we offered competitive compensation that accounted not only for these external factors but also, prior to our IPO, for our status as a privately-held company.

In recruiting Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald, who each joined us in fiscal 2020, McAfee and the Committee were guided by the same executive compensation philosophy as described below for fiscal 2020 and negotiated the level of their compensation and the terms of their executive compensation arrangements, which included an employment agreement (in the cases of Peter Leav and Venkat Bhamidipati) and an offer letter (in the case of Lynne Doherty McDonald), as well as management incentive unit (“MIU”) and restricted equity unit (“RSU”) grants. These arrangements were finalized, in each case, taking into account market compensation level determined by the Committee based on prior input from our independent compensation consultants and the experience of members of the Committee, internal pay equity considerations and the circumstances of our executives’ hires, including their prior roles and compensation in those roles.

Key Strategic Transactions

In fiscal 2020 and the first quarter of fiscal 2021, we undertook two transformative strategic transactions that will shape our company going forward. First, during fiscal 2020 we completed our IPO. Among other potential benefits, our IPO enabled us to more readily raise capital to invest in our business, increases our public profile and gives us a new currency (our publicly-traded stock) for future acquisitions and equity incentive programs. On March 8, 2021, we announced that we had entered a definitive agreement to sell certain assets of our Enterprise business (the “Enterprise Division Sale”) for $4.0 billion in cash before tax, which will allow us to pay an estimated special dividend of $4.50 per Class A common share upon the closing of the transaction and to reduce our debt by approximately $1 billion. We are anticipating that the Enterprise Division Sale will close prior to the end of 2021. Upon the closing of the Enterprise Division Sale, McAfee will become a pure play consumer cybersecurity company. The Committee viewed (and continues to view, in the case of the ongoing process related to the Enterprise Division Sale) the efforts and dedication of our currently employed named executive officers as vital to the success of those key strategic transactions.

Philosophy and Objectives of our Executive Compensation Program

Our global compensation philosophy is to compensate employees competitively, fairly and based on performance to incentivize actions that support achievement of our business objectives and equityholder value appreciation. To that end, we frequently monitor the integrity and functionality of our executive compensation program and refine it as we deem appropriate. Equitable pay practices are critical to our culture. During fiscal 2020, we continued our cybersecurity industry-leading efforts to review and bring about global pay parity, which we define as fair and equal pay for employees in the same job, level, and location, controlling for pay differentiators such as performance, tenure and experience. As part of our ongoing review of pay practices, we have engaged in extensive audits covering 44 countries and 6,576 employees because we believe that every employee should be compensated fairly and equally for the employee’s individual contribution to the Company.

Consistent with our global compensation philosophy, our goal has been to implement an executive compensation program that drives results and that is built upon our long-standing executive compensation philosophy and objectives, as outlined below:

•	Attract and retain talent—structure executive compensation to be market competitive to attract and retain top talent and high potential employees;

•	Pay-for-performance—empower, reward, and incentivize high performing employees for achieving, key financial, strategic, and operational goals both over the near and long-term; and

•	Align executive goals and compensation with equityholder interests—link compensation to measurable results tied to equityholder value.

Key Features of Our Executive Compensation Program

Our executive compensation program includes the following practices, each of which the Committee believes reinforces our executive compensation philosophy and objectives:

We have followed good governance practices in our executive compensation practices by:

•	Providing a significant percentage of target annual cash compensation delivered in the form of variable compensation tied to performance

•	Using simple and common performance measures that we believe are core drivers of the Company’s operational performance and equityholder value

•	Emphasizing future pay opportunity through equity awards, which represent a significant component of compensation

•	Using multi-year vesting for equity compensation, which requires our executive officers to hold sufficient unvested equity value to provide a meaningful retention incentive

•

Adopting equity ownership requirements for executives (including significant transfer restrictions on pre-IPO equity issued to our named executive officers that continue to apply after our post-IPO lock-up expired on April 19, 2021), which reinforce the alignment of our stockholders and executives in maintaining the long-term value of our stock

•	Adopting a clawback policy that applies to our executive officers

•	Using comparable market data to assess the competitive market position of our executive compensation program

•	Engaging independent outside consulting firms to validate market practices and trends for our industry

•	Not providing tax gross-ups on change in control benefits

•	Not providing excessive executive perquisites

•	Not offering a defined benefit pension plan for our executives

•	Not repricing stock options, profits interests or other “appreciation” awards

Decision-making Responsibility

During fiscal 2020, after our IPO, the Leadership Development and Compensation Committee generally oversaw our executive compensation program. Prior to that time, the compensation committee of the board of managers of FTW oversaw our executive compensation program. In connection with our IPO in fiscal 2020, the Board also approved certain matters related to our executive compensation program.

The Committee considers the views and recommendations of management, in particular those of our President and Chief Executive Officer and our Chief People Officer, in making decisions regarding executive compensation. Among other things, our Chief Executive Officer makes recommendations about executive performance, annual base salary levels, annual incentive targets, and payout levels and long-term incentive grants for our named executive officers (other than for the Chief Executive Officer).

During fiscal 2020, the Committee convened two meetings in which executive compensation matters were discussed and acted by written consent on three other occasions. In addition, the Board held one special meeting and acted by written consent on three occasions on matters that included certain items related to our executive compensation program.

Compensation Setting Process

Independent Compensation Consultants

In fiscal 2020, we continued to engage Compensia, a nationally known compensation consulting firm, to serve as an independent advisor to the Committee on executive compensation matters. In late fiscal 2019, Compensia assisted the Committee with an evaluation of the competitiveness of the Company’s existing executive compensation program and assisted in developing recommendations regarding executive compensation adjustments for fiscal 2020.

In fiscal 2018, we separately engaged Radford, a division of Aon plc, which is a nationally known professional services firm that specializes in collecting and analyzing compensation information, to provide input to the Committee on the design of the Company’s long-term incentive program, which continued to inform decisions made during fiscal 2020.

Market Comparison

For fiscal 2020, the Committee considered market pay practices when setting compensation for executive officers. The Committee uses market data to assess the overall competitiveness and reasonableness of the compensation elements and the Company’s overall executive compensation program. As a starting point, we assess overall competitiveness and reasonableness of compensation at a target total direction compensation basis, while appropriately balancing the individual base salary and target annual cash incentive components. Assessment of each of the base salary, target annual cash incentive and equity holding elements is reviewed against market percentiles, competitive retentive value, and annual target compensation. Following our IPO and after receiving input from our independent compensation consultant, the Committee approved a new long-term incentive program that, for our named executive officers, targets a total unvested equity retention value of our post-IPO equity at approximately five times’ annual grant values of our peer group at the 60th percentile. In assessing the competitive market, we use survey data from the peer group noted below as the primary market data source, with proxy peer group data providing a supplemental viewpoint.

The Committee believes that compensation decisions are complex and require a deliberate review of Company performance, market compensation levels, and other factors it deems relevant in a given situation. Accordingly, the factors that may influence the amount of compensation awarded include, but are not limited to:

•	Market competition for a particular position;

•	Internal pay equity considerations;

•	Experience and past performance inside or outside the Company;

•	Role and responsibilities within the Company;

•	Long-term potential with the Company;

•	Personal performance and contributions; and

•	Business conditions.

The Committee believes that the Company’s executive compensation peer group should reflect the markets in which the Company competes for business and executive talent. Accordingly, the Company’s peer group consists of peer companies that we believe are our most direct cybersecurity and business competitors, and software companies that are generally comparable to the Company in terms of revenue and number of employees, taking into account the availability of relevant comparison data. No one factor determines whether a company is included within our peer group. We believe these comparisons provide us with a valuable window into the executive pay practices of companies similar to us, and we seek to use information about their compensation levels whenever available to us. As a result of these similarities, we view the companies in the custom peer group below as those that are mostly likely to compete with us for executive talent. We do not pre-screen members of our peer group for their compensation levels or practices. The Committee, together with Compensia and our management team, expects to periodically re-evaluate and revise our selection criteria and list of peer companies, as it deems appropriate.

After soliciting input from Compensia, the Committee determined our peer companies for purposes of benchmarking fiscal 2020 compensation were as follows:

Cadence Design Systems	Carbon Black	Citrix Systems

F5 Networks	FireEye	ForeScout Technologies

Fortinet	Juniper Networks	Symantec

Nuance Communications	Open Text	Palo Alto Networks

Proofpoint	Splunk	Synopsys

Teradata

For purposes of benchmarking compensation for fiscal 2020, we removed CA Technologies and Red Hat, which had been part of our peer group for fiscal 2019, because each company had been acquired. We also removed ServiceNow prior to fiscal 2020 to better align our market capitalization going into fiscal 2020 with those of our peer companies. During fiscal 2020, Symantec was replaced with NortonLifeLock, and used as part of our peer group in late fiscal 2020 to benchmark compensation for fiscal 2021.

Elements of Compensation

Consistent with our pay-for-performance philosophy and executive compensation program objectives described above, in determining the fiscal 2020 adjustments to executive compensation levels discussed below, the Committee considered each named executive officer’s role and responsibilities, personal performance and contributions, business performance and conditions, overall job market conditions, internal pay equity, and competitive market data.

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Annual Base Salary

Annual base salary is one element of the cash compensation that we provide to our named executive officers and is determined based on the core contributions the executive is expected to make and the specific requirements for the named executive officer’s role. As noted above, we generally consider how a named executive officer’s base salary contributes to named executive officer’s total target direct compensation, and its resulting positioning as compared to our peer group. Under this construct, we place more emphasis on performance-linked elements of total direct compensation as we believe annual incentive pay provides a stronger connection between pay and performance.

In connection with our annual compensation review for fiscal 2020, we reviewed the annual base salaries of the named executive officers who were then employed by us. As part of that review, in late fiscal 2019, our former Chief Executive Officer, in collaboration with our Chief People Officer, made recommendations to the Committee regarding annual base salary levels of our named executive officers (other than related to our former Chief Executive Officer) who were then employed and any adjustments to their base salary levels. Recommendations were based on market considerations (including base salary levels relative to our peers described above) and a holistic assessment of the named executive officer’s performance over the prior year.

As a result of this review, the Committee approved an increase in Ashutosh Kulkarni’s annual base salary in fiscal 2020 from $600,000 to $625,000, and in Ashish Agarwal’s annual base salary in fiscal 2020 from $365,000 to $375,000, in each case, effective January 1, 2020, to further align their compensation with the competitive market. As discussed further below, Ashish Agarwal’s annual base salary was further increased later in fiscal 2020.

In connection with our annual review, no changes were made to the annual base salary of Terry Hicks, Christopher Young, Michael Berry or John Giamatteo. Terry Hicks was determined to have an annual base salary that was consistent with our peer group, as well as individual performance and contributions. Christopher Young, Michael Berry and John Giamatteo ceased to be employed by us during the first quarter of fiscal 2020 and it was determined that no adjustment was appropriate prior to their departures.

Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald were hired after the beginning of fiscal 2020 and their annual base salaries were determined in a similar manner and with special consideration given to the need to secure their hires in light of their preexisting compensation arrangements, alternative employment opportunities, the competitive market, and internal pay equity. Their annual base salaries remained the same throughout fiscal 2020 after their respective dates of hire.

The Committee may also adjust annual base salaries of our named executive officers at other times during the year in connection with promotions, increased responsibilities or to maintain market competitive compensation levels. The Committee exercised this discretion with respect to Ashish Agarwal, who served as our interim Chief Financial Officer during the period between Michael Berry’s departure and Venkat Bhamidipati’s first day of employment. In recognition of Ashish Agarwal’s increased responsibilities and key contributions as our interim Chief Financial Officer (including as part of our initial phase of IPO planning) in fiscal 2020, the Committee adjusted the annual base salary of Ashish Agarwal during the course of the year from $375,000 to $425,000.

The table below sets forth the 2020 annualized base salary level for each of our named executive officers as of the end of fiscal 2020 (for those named executive officers who remained employed with us as of that time):

Named Executive Officer	2020 Base Salary at Year-End
Peter Leav	$900,000
Venkat Bhamidipati	$650,000
Lynne Doherty McDonald	$850,000
Terry Hicks	$650,000
Ashutosh Kulkarni	$625,000
Ashish Agarwal	$425,000

Annual Incentives

Our executive compensation program ties a substantial portion of the cash compensation that our executives are eligible to receive directly to the Company’s performance. We believe our annual incentive plan (“AIP”) is an integral component of our overall executive compensation program because, due to being a private company prior to our IPO and the lock-up period that applied to our awards following our IPO, our equity awards were illiquid during fiscal 2020. We also believe that a competitive incentive program is essential to attracting, retaining, and motivating talented leaders. Our AIP is linked to the achievement of certain individual and company goals that we believe are important for our short-term and long-term success and are key to driving increases in the value of the Company. Payouts under our AIP are based on the Company’s performance and our executives’ performance against Company and executive goals, respectively, with the AIP funding only if the Company’s performance exceeds threshold goals relating to “Annual Net Revenue”, “Annual Billings”, “Annual Adjusted Unlevered Free Cash Flow” and “Annual Cash EBITDA”, each as described below. Each of our named executive officers is either aligned with our Consumer business unit, our Enterprise business unit or our overall Company performance (which we refer to as “Corporate” as which encompasses both the Consumer and Enterprise business units), which in turn affects how performance is measured with respect to that named executive officer and how named executive officer’s AIP payout is determined.

Setting the Annual Incentive Target Opportunity

In general, each of our named executive officers participates in our AIP and is eligible to receive a cash-based annual incentive at a target level that is based on a percentage of the officer’s annual base salary. These annual incentive targets are prorated for any changes in annual base salary during the fiscal year and for any partial years of service. Christopher Young, John Giamatteo, and Mike Berry did not participate in our AIP in fiscal 2020. After reviewing our named executive officers’ total on-target earning opportunities as part of our annual compensation review process, Ashish Agarwal’s annual incentive target for fiscal 2020 was initially increased from $175,018 to $200,025 and on August 16, 2020 was then increased from $200,025 to $225,000 (in each case, in light of Ashish Agarwal’s increased responsibilities and key contributions as our interim Chief Financial Officer). As noted above, Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald joined us after the beginning of fiscal 2020 and their annual incentive opportunities were determined in connection with their hires in a manner that is consistent with our general philosophy but with particular attention on the need to secure their hires in light of their preexisting compensation arrangements, alternative employment opportunities, the competitive market, and provide for internal pay equity. No adjustment was made to the AIP target awards for Terry Hicks in fiscal 2020.

The table below sets forth the fiscal 2020 annual incentive target opportunities for each of our named executive officers who remained employed with us as of the end of fiscal 2020:

Named Executive Officer	Target Annual Incentive for Fiscal 2020 (1)
Peter Leav	$1,228,279
Venkat Bhamidipati	$214,891
Lynne Doherty McDonald(2)	$148,767
Terry Hicks	$750,035
Ashutosh Kulkarni	$625,000
Ashish Agarwal	$209,440

(1)

Amounts in this column reflect the annual incentive targets for fiscal 2020. The annual incentive target for Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald reflects a pro-rated target based on the number of days during fiscal 2020 that the named executive officer was employed. The amount for Ashish Agarwal reflects a pro-rated target based on the named executive officer’s annual incentive target as in effect for different periods during fiscal 2020.

(2)	As described below, in addition to the AIP, Lynne Doherty McDonald was also eligible in fiscal 2020 for a commission arrangement.

AIP Pool Funding and Attainment

For fiscal 2020, the Committee established an AIP pool for all participants in our AIP, including our participating named executive officers, and the performance metrics and goals for our fiscal 2020 AIP. The initial target funding for this pool was equal to the aggregate amount that would be payable to all AIP participants if each participant received the participant’s full annual incentive target, subject to achievement of financial metrics, adjustment for new hires, changes in status, and changes in participant compensation as provided in the AIP.

We modified our AIP in fiscal 2020 to better align the incentives of our senior executives with those that apply to our other annual bonus-eligible employees within their business units and rebalance the financial metrics that drive the funding of our AIP between revenue measures (Annual Net Revenue and Annual Billings), profitability measures (Annual Cash EBITDA) and cash flow measures (Annual Adjusted Unlevered Free Cash Flow). We used Annual Billings in fiscal 2020 (rather than annual bookings, which was used in fiscal 2019) because the Committee viewed it as a better indicator of future revenue growth. Each of those metrics is described further below.

As noted above, each AIP participant, including our named executive officers, is aligned with our overall Corporate performance, our Consumer business unit or our Enterprise business unit. The named executive officers who remained employed with us as of the end of fiscal 2020 were aligned as follows:

Named Executive Officer	AIP Alignment
Peter Leav	Corporate
Venkat Bhamidipati	Corporate
Lynne Doherty McDonald	Enterprise
Terry Hicks	Consumer
Ashutosh Kulkarni	Enterprise
Ashish Agarwal	Corporate

For fiscal 2020, the funding of the AIP pool with respect to those AIP participants aligned with Corporate, Consumer and Enterprise (other than Lynne Doherty McDonald) were based on measurement relative targets for the metrics set forth below.

Corporate	Consumer	Enterprise
Annual Cash EBITDA for the Company (25% weighting)	Corporate Attainment(1) (25% weighting)	Corporate Attainment(1) (25% weighting)

Annual Billings for the Company (25% weighting)	Adjusted Cash EBITDA for the Consumer business unit (25% weighting)	Adjusted Cash EBITDA for the Enterprise business unit (25% weighting)

Annual Net Revenue for the Company (25% weighting)	Annual Billings for the Consumer business unit (25% weighting)	Annual Billings for the Enterprise business unit (25% weighting)

Annual Adjusted Unlevered Free Cash Flow for the Company (25% weighting)	Annual Net Revenue for the Consumer business unit (25% weighting)	Annual Net Revenue for the Enterprise business unit (25% weighting)

(1)	Performance as measured against the “Corporate” goals reflected in the leftmost column is collectively referred to as “Corporate Attainment”.

The funding of the AIP bonus for Lynne Doherty McDonald for fiscal 2020 was based on Adjusted Cash EBITDA for our Enterprise business unit only. Lynne’s special commission arrangement is linked to annual bookings for the Enterprise business unit (a “top line” financial metric), so Lynne’s AIP bonus is meant to provide a counterbalance that keeps Lynne accountable for the “bottom line” financial performance associated with the Enterprise business unit, as well.

Performance against each metric is calculated on a constant currency basis (i.e., calculated assuming no changes in the currency exchange rates from budgeted currency exchange rates). A minimum threshold of achievement for each applicable metric within the Corporate-, Consumer- or Enterprise-related calculations (as applicable) had to be achieved for any portion of the AIP pool related to participants with that alignment to be funded. Each of the fiscal 2020 AIP metrics is described below.

Financial Metric	Description
Annual Cash EBITDA	Annual Cash EBITDA is a non-GAAP financial measure, which is defined as net income (loss), excluding the impact of amortization of intangible assets, equity-based compensation expense, interest expense and other, net, provision for income tax expense, foreign exchange (gain) loss, net, and other costs that we do not believe are reflective of our ongoing operations, and excluding the impact of depreciation expense and other non-operating costs (as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and further adjusted to eliminate the impact of purchase accounting, capital expenditures, capitalized software expenses and other revenue that we not believe is reflective our ongoing operations, plus the change in year-over-year deferred revenue.

Annual Billings	Annual Billings is a non-GAAP financial measure, which is defined as net revenue plus the change in deferred revenue from the beginning to the end of the period, excluding the impact of deferred revenue assumed through acquisitions during the period. Annual Billings includes changes in our deferred revenue during the period.

Annual Net Revenue	Annual net revenue is as determined under GAAP.

Annual Adjusted Unlevered Free Cash Flow	Annual Adjusted Unlevered Free Cash Flow is a non-GAAP financial measure that represents net cash from operating activities less capital expenditures, and then adding back interest payments and items related to projects with a limited time frame that are outside normal operating activities and are generally transformational in nature.

The funding of the AIP pool increases or decreases for achievement above or below the target achievement level, subject to minimum achievement levels of 90% of the Annual Cash EBITDA target, 90% of the Annual Adjusted Unlevered Free Cash Flow target, 95% of the Annual Billings target, and 95% of the Annual Net Revenue target. After all financial metrics are compared to relevant targets (and subject to these minimums), they are weighted as described above and the weighted metrics are added together. The funding of the AIP pool is then determined by applying a slope of 2.5x to the resulting percentage (i.e., subject to the thresholds described above, for each percentage above or below 100%, the AIP pool funding increases or decreases by 2.5%), subject to a maximum achievement level of 140% (which results in funding of the AIP pool at 200% of its target level). After using a slope of 3x in fiscal 2019, we adjusted the slope to 2.5x in fiscal 2020 to better align with market practices while still maintaining a strong pay-for-performance incentive.

Before determining the final AIP pool funding level, the Committee and the Board, with input from our President and Chief Executive Officer, may then adjust the aggregate pool funding level based upon a combination of Company performance as well as the Board’s evaluation of a variety of subjective and objective Company performance metrics. For fiscal 2020, the Committee and the Board did not adjust the aggregate pool funding. Our fiscal 2020 Company performance goals, and our levels of achievement of those goals, were as follows (dollars in millions):

Performance Metric	Goal	Fiscal 2020 Actual	Percentage Achieved
Annual Cash EBITDA - Corporate	$1,034	$1,182	113%
Annual Cash EBITDA - Consumer	$780	$854	109%
Annual Cash EBITDA – Enterprise(1)	$259	$329	123%
Annual Billings – Corporate	$2,902	$3,013	104%
Annual Billings – Consumer	$1,526	$1,683	110%
Annual Billings – Enterprise	$1,380	$1,330	96%
Annual Net Revenue – Corporate	$2,743	$2,906	106%
Annual Net Revenue – Consumer	$1,435	$1,558	108%
Annual Net Revenue – Enterprise	$1,308	$1,348	113%
Annual Adjusted Unlevered Free Cash Flow	$911	$1,085	119%

(1)

The Annual Cash EBITDA goal with respect to Lynne Doherty McDonald’s AIP opportunity was pro-rated to reflect performance in the second through fourth quarters of fiscal 2020 only, resulting in a percentage achieved of 126%.

After the AIP pool has been funded, our President and Chief Executive Officer (with input from our Chief People Officer) may exercise discretion to adjust the funded percentages for the Corporate, Consumer and Enterprise segments. In fiscal 2020, this discretion was applied to increase the Corporate-aligned AIP pool funding from 126% to 129%, to increase the Consumer-aligned AIP pool funding from 123% to 133%, and to decrease the Enterprise-aligned AIP pool funding from 120% to 115% (other than with respect to Lynne Doherty McDonald whose bonus was determined using the alternate formula noted above).

After the funding of each AIP segment (Corporate, Consumer and Enterprise), as well as the AIP opportunity for Lynne Doherty McDonald, was determined by the Committee, individual incentives for each of our named executive officers were then determined by the Committee by applying the relevant AIP pool funding percentage for the named executive officer to the named executive officer’s individual incentive target. The actual amount paid to the named executive officer is then determined by multiplying that amount by a discretionary multiplier determined by the Committee, based on its assessment of the named executive officer’s individual performance relative to predetermined operational and strategic goals. Based on individual performance, a named executive officer was eligible to earn 0% to 200% of the total funded AIP amount.

For our named executive officers who were eligible to participant in our AIP, individual goals related to our financial and operational performance, as well as adding new portfolio offerings, strategic transactions, building out existing offerings, consumer and enterprise customer initiatives, business optimization and driving a diverse and inclusive culture. These operational and strategic goals were designed to be challenging but achievable with strong management performance.

Following the end of the year, each of our named executive officers assessed the named executive officer’s individual performance against that named executive officer’s individual performance goals for the fiscal year. For fiscal 2020, our President and Chief Executive Officer reviewed these self-assessments (other than with respect to our President and Chief Executive Officer) and the achievement of each named executive officer who was then employed by us and recommended an attainment level for each named executive officer’s annual incentive based on individual performance. After reviewing our President and Chief Executive Officer’s recommendations and these self-assessments, the Committee recommended, and the Board approved the following AIP payouts:

Named Executive Officer	Actual Payout ($)
Peter Leav(1)	2,000,008
Venkat Bhamidipati(1)	291,069
Lynne Doherty McDonald(1)(2)	257,739
Terry Hicks	1,197,056
Ashutosh Kulkarni(3)	—
Ashish Agarwal	324,213

(1)	AIP targets (and, as a result, AIP payouts) for Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald were prorated due to their hire dates after the beginning of fiscal 2020.
(2)	As described below, in addition to the AIP, Lynne Doherty McDonald was also eligible in fiscal 2020 for a cash-based commission arrangement.
(3)	Ashutosh Kulkarni was no longer employed by us at the time the AIP was paid and therefore was not entitled to, and did not receive, any payout under the AIP for fiscal 2020.

Commission Arrangement for Lynne Doherty McDonald

In addition to participating in the AIP, Lynne Doherty McDonald is eligible to earn cash commission payments based on Annual Bookings related to our Enterprise business unit, which are paid within 30 days of being earned. Annual Bookings are a non-GAAP financial measure, which are defined as contractual commitments for McAfee to provide product, support, subscription and/or professional services to a customer over a contractual term. Under this arrangement, Lynne would have been eligible to earn up to $675,000 on a full-year basis if the Annual Bookings – Enterprise target was achieved, which was pro-rated in fiscal 2020 to reflect Lynne Doherty McDonald’s mid-year hire date for a target of $446,311. Lynne’s commission payment rates are summarized below:

Attainment (% of Goal)	Commission Rate
0-100%	0.036%
>100-101%	0.125%
>101-102.5%	0.214%
>102.5%	0.285%

The Annual Bookings – Enterprise goal for fiscal 2020 was $1,251,960,416 but was pro-rated based on Lynne’s date of hire. To the extent attainment exceeds the relevant tier shown above, commissions are earned at the higher commission rate reflected above. Under Lynne’s commission arrangement, we agreed that Lynne would earn at least the pro-rated target amount of the relevant commission for the quarter in which Lynne was hired. Based on actual achievement equal to $1,153,122,148 (92.1% of the target level), Lynne received an actual payout for fiscal 2020 equal to $411,077.

Long-Term Incentives

The Board believes that members of senior management should hold a personally significant interest in the equity of the Company. In furtherance of this philosophy, the Company issued incentive equity awards to our senior management team in fiscal 2020, which (in combination with personal investments in the Company’s equity made, and incentive equity awards from prior fiscal years held, by certain members of our senior management team) serve to align their interests and the interests of our equityholders.

Long-term incentives continued to be the most heavily weighted component of our executive compensation program for named executive officers in fiscal 2020. This reflects our focus on aligning executive interests with those of our equityholders, supporting a pay-for-performance philosophy, and encouraging executives to take actions that we believe will grow the value of the Company over time. We also believe that long-term equity awards serve an important retentive function and are essential to attract and retain talented leaders in the competitive market in which we operate.

Pre-IPO Long-Term Incentive Program

Before our IPO, FTW (our ultimate parent company prior to our IPO) maintained an incentive equity plan (the “2017 Plan”) under which we issued profits interests (called Management Incentive Units or “MIUs”) and RSUs to our senior management team and other employees and service providers. Consistent with practices among similarly situated private equity financed companies, executive officers were generally provided with one or more initial long-term incentive grants upon hire. Generally, these initial awards were more heavily weighted toward MIUs, though we also granted RSUs to new hires. These initial grants were generally expected to cover a multi-year period; however, executives were in some cases provided an additional long-term incentive grant or grants upon promotion, to maintain market competitiveness, to reward outstanding performance, or to provide for internal parity among similarly situated executives at the Company. All awards granted to our named executive officers in fiscal 2020 prior to our IPO are eligible to vest based on continued employment over four years.

Pre-IPO Purchased Equity Program

Prior to our IPO, we also offered each of our named executive officers the opportunity to purchase Class A Units of FTW at fair market value. While we were a private company, we viewed it as particularly important to offer this opportunity to our senior management to further align their interests with the interests of our equityholders (including the interest in creating a liquidity event, such as our IPO), lead them to act as “employee owners” of our Company and allow them to benefit from increases in value that they helped create. Because the Class A Units purchased by our named executive officers represent an investment of personal funds by the executives, these units were not subject to a vesting requirement and are not reflected in the executive compensation tables below. Of our named executive officers who remain employed by us, each of Peter Leav, Lynne Doherty McDonald and Ashish Agarwal made a personal cash investment in Class A Units of FTW.

IPO-Related Changes to Pre-IPO Equity Holdings and Post-Lockup Transfer Restrictions on Pre-IPO Equity

Prior to our IPO, our business was conducted through FTW and its subsidiaries. FTW is treated as a partnership for U.S. federal income tax purposes. Our IPO was conducted through what is commonly referred to as an “Up-C” structure. The Up-C structure can allow existing owners of a partnership (or limited liability company that is treated as a partnership for U.S. federal income tax purposes) to continue to realize the tax benefits associated with their ownership of an entity that is treated as a partnership for income tax purposes following an initial public offering, and provides potential tax benefits and associated cash flow to both the issuer corporation and the existing owners of the partnership (including FTW as a limited liability company that is treated as a partnership for U.S. federal income tax purposes). Our continuing pre-IPO equityholders (which included our named executive officers) have the right, from time to time and subject to certain restrictions, to exchange one or more of their FTW units for (1) either (i) cash based upon the market price of the shares of our Class A common stock (in the case of MIUs, after those MIUs are exchanged for FTW Class A Units of equal value), or (ii) at our option, shares of our Class A common stock on a one-for-one basis (in the case of MIUs, after those MIUs are exchanged for FTW Class A Units of equal value) and we will cancel a corresponding number of shares of Class B common stock by the exchanging member in connection therewith, to the extent the exchanging member has shares of Class B common stock, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications, and other similar transactions and (2) payments of additional amounts pursuant to a tax receivable agreement (which is described below under the subheading “Tax Receivable Agreement” under the heading “Certain Relationships and Related Party Transactions”). Because the payments under the tax receivable agreement do not represent compensation to our named executive officers, no amount is shown in the compensation tables below related to those payments.

In connection with our IPO, each of our named executive officers entered into an equity adjustment agreement that provided for certain adjustments to their equity and equity-based awards issued by FTW prior to our IPO. Under each of these equity adjustment agreements (i) FTW Class A Units issued to the named executive officer before the completion of our IPO (whether purchased directly or issued in connection with the vesting of awards) may, at the election of the applicable named executive officer, be exchanged for Class A common stock, (ii) vested MIUs, including MIUs that become vested following our IPO, may, at the election of the participant, be exchanged for Class A common stock, (iii) MIUs that were not vested at the time of our IPO remained outstanding and continued to vest on and be subject to the same terms and conditions that applied prior to our IPO, except for the adjustments described in the following paragraph, (iv) outstanding phantom profits interests (referred to as Management Equity Participation Units or “MEPUs”) and RSUs that by their terms became payable in connection with our IPO were generally settled in shares of Class A common stock following our IPO, and (v) outstanding MEPUs and RSUs that were not vested as of immediately before the completion of our IPO were converted into RSUs in respect of Class A common stock

(“Converted RSUs”), and such Converted RSUs continued to vest on and be subject to the same terms and conditions that applied to the corresponding RSU prior to our IPO, except that upon vesting the Converted RSU would be settled in Class A common stock.

The portion of any award subject to vesting based on TPG and certain co-investors receiving specified returns (which were held only by Terry Hicks and Ashutosh Kulkarni among our named executive officers who remained employed as of our IPO) were adjusted so that the vesting after our IPO was based on the returns received by TPG (and not other co-investors).

Additionally, after the expiration of the post-IPO lock-up period, our named executive officers who were then employed by us became subject to additional transfer restrictions on all MIUs, as well as all FTW Class A Units and Class A common stock that they acquired prior to our IPO (or under awards originally granted prior to our IPO). Specifically, after our post-IPO lock-up expired on April 19, 2021, the named executive officers are limited to selling the sum of the following on a quarterly basis: (i) 5.0% of vested Class A common stock received in respect of vested equity awards (or upon exchange of vested MIUs or Class A Units as described above), (ii) 5.0% of the shares of Class A common stock the applicable executive is eligible to receive in respect of the named executive officer’s exchange of vested Class A Units, and (iii) the shares of Class A common stock the applicable named executive officer is eligible to receive in respect of the exchange of 5.0% of the number of vested MIUs subject to each of the applicable MIU grants to each such executive. Furthermore, on each date on which TPG sells any portion of its shares of Class A common stock, to the extent it would result in the ability to sell more shares of Class A common stock than the remaining amounts available for sale as described in the immediately preceding sentence, the applicable named executive officer will be permitted to sell a pro rata portion of such Class A common stock or Class A common stock the named executive officer could receive upon exchange of the named executive officer’s Class A Units or MIUs, in each case, based on the percentage of Class A common stock and Class A Units sold by TPG.

Post-IPO Long-Term Incentive Program

While our pre-IPO awards to our named executive officers remain an important tool to motivate our senior management team to focus on long-term growth and equityholder value, in the period following our IPO the Committee also adopted changes to our long-term incentive program that are meant to also align with the interests of our new equityholder base (which now includes public shareholders who acquired their equity through the public markets at different times than our pre-IPO equityholders), incentivize our named executive officers to achieve financial performance targets that we believe will ultimately drive higher equity values and keep our program competitive with those of our peers. Going forward, we anticipate evaluating the long-term incentive holdings of our named executive officers on an annual basis and may make annual long-term incentive awards to our named executive officers.

Under our post-IPO long-term incentive program, awards are provided in the form of time-based RSUs (which we generally refer to simply as “RSUs”) and performance-based RSUs (which we refer to as “PSUs”). For our President and Chief Executive Officer, long-term incentive awards are anticipated to be weighted 50% toward RSUs and 50% toward PSUs. For our Executive Vice Presidents (which describes all of the other named executive officers who are currently employed by us), long-term incentive awards are anticipated to be weighted 60% toward RSUs and 40% toward PSUs. Under the new program, RSUs generally vest on a quarterly basis (with a one-year vesting cliff for any new hires) over a four-year period (generally starting with the beginning of the quarter in which the grant is made). PSUs will generally be eligible to vest based on performance over a three-year period. With respect to each grant of PSUs, it is anticipated that there will be three one-year performance measurement periods within that three-year performance period and that the Committee will determine, on an annual basis, the performance targets that apply with respect to the PSUs. One-third of the PSUs granted in fiscal 2020 will be eligible to vest based on achievement of performance targets related to Annual Cash EBITDA, Annual Adjusted Unlevered Free Cash Flow and Annual Billings (with those metrics determined consistent with the same metrics under our AIP, as described above), in each case, related to fiscal 2021. As with their use under the AIP, the Committee believes success against those metrics supports the Company’s growth imperatives and long-term equity appreciation, while balancing financial metrics to capture both top-line and bottom-line growth. Unlike under the AIP, where performance for certain named executive officers was aligned with only one of our primary business lines, performance under our post-IPO long-term incentive program is expected to be measured based on the performance of McAfee as a whole.

Fiscal 2020 Long-Term Incentive Awards

The equity awards granted to our named executive officers during fiscal 2020 are summarized below:

Named Executive Officer	RSUs	PSUs	MIUs
Peter Leav (Initial Hiring Grants)(1)	1,874,456	—	1,249,636
Peter Leav (Annual Review Grant)(2)	484,496	484,496	—
Peter Leav (Distribution Adjustment Grants)(3)	189,928	—	—
Venkat Bhamidipati (Initial Hiring Grants)(1)	800,000	—	800,000
Venkat Bhamidipati (Distribution Adjustment Grants)(3)	93,528	—	—
Lynne Doherty McDonald (Initial Hiring Grants)(1)	500,000	—	2,435,504
Lynne Doherty McDonald (Distribution Adjustment Grant)(3)	23,024	—	—
Terry Hicks (Annual Review Grant)(2)	116,279	77,519	—
Terry Hicks (Distribution Adjustment Grants)(3)	17,816	—	—
Ashutosh Kulkarni (Distribution Adjustment Grants)(3)	18,228	—	—
Ashish Agarwal (Special Leadership Grants)(4)	222,224	—	—
Ashish Agarwal (Annual Review Grant)(2)	90,843	64,599	—
Ashish Agarwal (Distribution Adjustment Grant)(3)	14,356	—	—

(1)	Granted to each of Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald under our pre-IPO incentive equity program described above in connection with their respective hires.
(2)	Granted in fiscal 2020 in connection with the fiscal 2021 annual compensation review under our post-IPO incentive equity program described above.
(3)

Reflects “make whole” RSU grants to each named executive officer in connection with distributions made to our equityholders during fiscal 2020. These “make whole” grants vest on the same basis as the awards to which they relate.

(4)

In connection with assuming the interim Chief Financial Officer position, Ashish Agarwal was awarded two special RSU grants – one on May 18, 2020 and the other on August 13, 2020. The grants were meant to recognize Ashish’s increased role and extraordinary and critical contributions during our IPO process.

Sign-On, Retention and Special Incentive Bonuses

The Committee may elect to award special bonuses as it deems appropriate for recruitment, retention, or incentive purposes. The Committee determines the level of the bonuses as well as the specific terms based on its review of the competitive market, including compensation offered by competing employers, as well as compensation to be forfeited by the executive upon joining the Company.

During fiscal 2020, Lynne Doherty McDonald received a hiring bonus package totaling $1,500,000, payable in three $500,000 increments on June 30, 2020, September 30, 2020 and December 31, 2020, subject to remaining employed with us through the applicable payment date, and subject to repayment if Lynne resigned or was terminated for cause within one year following each applicable anniversary of payment. In fiscal 2020, Lynne was paid $1,000,000 under this arrangement (and the third installment was paid on December 31, 2020, during our 2021 fiscal year).

Ashish Agarwal also received special incentive bonuses for serving as our interim Chief Financial Officer during fiscal 2020. Specifically, Ashish received $25,000 per month between March 2020 and August 2020 (for a total of $150,000). Ashish also received $175,000 as a sign-on bonus on the first anniversary of Ashish’s date of hire, which was paid to Ashish in July 2020. Ashish will receive a one-time bonus equal to $300,000, subject to remaining employed as of May 1, 2021, and a change-in-control bonus equal to $250,000, subject to remaining employed as of the date of a change in control of the Company.

Employee Benefits

Employee health and wellbeing are of great importance to us, therefore ensuring our benefits remain highly competitive is a key focus for McAfee. We continuously review our benefit offerings with the goal of providing competitive benefits that have our employees and their unique family needs in mind. In addition to standard medical and retirement offerings, we offer on a global basis benefits like tuition reimbursement programs, domestic partner coverage and other family-friendly initiatives. We strive to maintain market competitive employee benefits to attract and retain top talent. Our named executive officers are eligible to participate in our broad-based employee benefit plans on the same terms as our other salaried U.S.-based employees, including our 401(k) plan and our health and welfare benefit plans.

We also provide a nonqualified deferred compensation plan, the McAfee Nonqualified Deferred Compensation Plan (the “NQDC Plan”). The NQDC Plan provides a vehicle for additional deferred compensation with discretionary matching contributions from the Company. No match under the NQDC Plan was provided in fiscal 2020. We believe that this type of plan is consistent with competitive pay practices and is an important element in attracting and retaining talent in a competitive market. Please see “—Nonqualified Deferred Compensation for Fiscal 2020” and accompanying narrative disclosure for further information regarding the NQDC Plan.

Perquisites and Executive Benefits

We offer limited perquisites and executive benefits to our named executive officers, including financial planning services and enhanced business travel benefits. While we generally weight executive compensation heavily toward total direct compensation (and particularly performance-based compensation), we believe the modest costs associated with these perquisites and benefits enhance executive retention.

Employment Arrangements

The Company generally executes an offer of employment before an executive joins the Company and, if applicable, will generally provide an updated offer of employment at the time of promotion. Those offers typically provide, among other things, the basic terms of the executive’s employment, including the executive’s start date, starting salary and bonus target. In more limited cases, we may enter into employment agreements with our most senior executives. The terms of the employment agreements, offer and promotion letters are based on competitive market data, including in some cases compensation that may be paid by a competing employer or forfeited upon separation from the executive’s prior employer.

Employment agreements, offer letters and other letter agreements with our named executive officers that were entered into in or prior to fiscal 2020 remained in effect during fiscal 2020, and are described further below.

Severance and Change in Control Arrangements

As described in further detail under “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” below, we have entered into employment or letter agreements with certain of our named executive officers that provide for severance benefits in the event their employment is terminated in certain circumstances and provide certain change in control benefits. We believe that reasonable severance and change in control benefits are appropriate in certain circumstances to attract and retain top talent.

Equity Ownership Requirements

Each of our executive officers has a significant interest in our equity, whether held directly or as the result of outstanding equity-based awards. The Committee believes that equity ownership by senior management and non-employee directors aligns executive officer and shareholder interests and that, even after their equity is vested, members of senior management and non-employee directors should maintain a meaningful baseline equity stake in our business. In connection with our IPO, we adopted equity ownership requirements that apply to our named executive officers and non-employee directors (other than those associated with TPG and Intel).

Our minimum equity ownership requirements for our executive officers and non-employee directors require holdings of vested equity and equity-based awards with the following values:

Position	Applicable Target
Chief Executive Officer	2.5x of target annual cash compensation
Executive Vice Presidents	1.5x of target annual cash compensation
Employees at the level of Senior Vice President or above who have been designated by the Board	1.0x of target annual cash compensation
Non-employee director	$500,000

The value of a share of our Class A common stock is determined based on the average calendar month-end closing price over the 12 calendar months of the calendar year immediately preceding the relevant measurement date. The value of an FTW unit is based on its implied value determined by applying the foregoing methodology to value a share of Class A common stock (where applicable to MIUs, less any unsatisfied return threshold). A stock option is valued at the value of the underlying shares of Class A common stock under the foregoing methodology less the applicable exercise price. Any shares that would be withheld or sold to pay any applicable withholding tax upon exercise of an option or delivery of shares will nonetheless be considered owned for purposes determining an executive officer’s ownership level.

Any executive officer or non-employee director who does not meet or exceed the foregoing requirements following our IPO is subject to a 50% retention requirement that restricts the sale by such executive officer or non-employee directors’ equity. The retention requirements do not apply to equity that was vested prior to our IPO, or shares withheld or sold to satisfy tax or exercise price payment obligations. Each named executive officer is required to achieve the applicable level of ownership by the 5th anniversary of the date on which the named executive officer was first employed. A named executive officer who, due to a promotion, becomes subject to a higher level of ownership is required to achieve such higher level of ownership within 18 months after the date of such promotion. Each covered non-employee director is required to achieve the applicable level of ownership by the 4th anniversary of the date on which covered non-employee director was first appointed to the Board.

Once the requisite level has been achieved, ownership of the required amount must be maintained for as long as the individual remains subject to the minimum equity ownership requirements, except that an executive officer or non-employee director will not be considered out of compliance if the value of the individual’s equity declines between one measurement date and the next so long as the individual comes into compliance by the subsequent measuring date.

As noted above, in connection with our IPO, each of the named executive officers also agreed to certain extended transfer restrictions that apply to equity originally issued to them prior to our IPO.

Clawback Policy

We have adopted a clawback policy that permits us, subject to certain conditions, to recoup, cancel, and/or reduce performance-based awards in the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, restatement of results, or other errors/omissions. Our clawback policy applies to our named executive officers who are currently employed by us.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to certain individuals to $1.0 million per year and may fully or partially limit deductions associated with compensation paid to our named executive officers. In certain cases, the Committee may consider the potential impact of Section 162(m) of the Code when structuring our executive compensation arrangements with our named executive officers. However, the Committee retains flexibility to approve compensation arrangements that promote the objectives of our compensation program, but which may not qualify for full or partial tax deductibility.

Compensation Committee Report

The Leadership Development and Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Leadership Development and Compensation Committee

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Jon Winkelried, Chair

Sohaib Abbasi

Tim Millikin

Jeff Woolard

Summary Compensation Table for Fiscal 2020

The following table provides information regarding the compensation earned by our named executive officers for fiscal 2020, 2019 and 2018.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation ($)(6)	Total ($)
Peter Leav President and Chief Executive Officer	2020	825,000	—	26,484,443	2,000,088	—	6,000	29,315,531
Venkat Bhamidipati Executive Vice President and Chief Financial Officer	2020	214,205	—	11,456,000	291,069	—	11,671	11,972,945
Lynne Doherty McDonald Executive Vice President, Global Sales and Marketing, Enterprise Business Group	2020	563,447	1,133,236	9,910,749	535,570	—	6,000	12,149,002
Terry Hicks Executive Vice President, Consumer Business Group	2020	650,000	—	1,714,635	1,197,056	—	6,000	3,567,691
	2019	650,000	—	768,215	1,265,684	—	3,885	2,687,784
	2018	103,409	160,000	4,560,708	139,377	—	2,167	4,965,661
Ashutosh Kulkarni Former Executive Vice President, Enterprise Business Group	2020	627,368	—	—	—	—	24,000	651,368
	2019	600,000	1,800,000	1,536,429	1,012,500	—	50,596	4,999,525
	2018	122,917	1,000,000	3,572,551	148,669	—	2,986	4,847,123
Ashish Agarwal Senior Vice President, Strategy and Corporate Development and former interim Chief Financial Officer	2020	393,750	325,000	3,980,269	324,213	—	11,590	5,034,822
Christopher Young Former Chief Executive Officer	2020	70,000	—	—	—	—	3,649,468	3,719,468
	2019	800,000	—	—	1,800,000	—	56,000	2,656,000
	2018	725,000	—	—	1,047,206	—	25,815	1,798,021
Michael Berry Former Executive Vice President and Chief Financial Officer	2020	125,000	—	—	—	—	6,139	131,139
	2019	537,500	—	2,500,033	939,478	—	5,500	3,982,511
	2018	475,000	—	542,851	607,644	—	8,505	1,634,000
John Giamatteo Former President and Chief Revenue Officer, Enterprise Business Group	2020	19,697	—	—	—	—	3,975,092	3,994,789
	2019	650,000	500,000	291,494	637,504	—	29,642	2,108,640
	2018	575,625	500,000	4,806,293	858,424	—	10,010	6,750,352

(1)

Amounts reported in this column reflect the base salaries earned for fiscal 2020, 2019 and 2018, as applicable. The base salaries for Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald in fiscal 2020, and Ashutosh Kulkarni and Terry Hicks in fiscal 2018, were pro-rated to reflect their respective hire dates with the Company after the beginning of fiscal 2020. The base salaries for Ashish Agarwal in fiscal 2020, and Michael Berry in fiscal 2019, were prorated to reflect the mid-year changes in the named executive officer’s base salary rate and/or our payroll periods. The base salaries for Christopher Young, Michael Berry and John Giamatteo relate to the periods in fiscal 2020 prior to the time of their termination.

(2)

The amount reported in this column for Lynne Doherty McDonald in fiscal 2020 represents two installments of a sign-on bonus paid in connection with Lynne’s hire in May 2020 as well as the minimum amount to which Lynne was entitled under Lynne’s special commission arrangement for the fiscal quarter in which Lynne joined the Company. The amount shown for Ashish Agarwal represents six installments of the special monthly leadership bonus ($25,000 per month) payable to Ashish during the time Ashish served as our interim Chief Financial Officer and an additional $175,000, which was paid to Ashish as a signing bonus on the first anniversary of Ashish’s date of hire. The amounts reported in this column for John Giamatteo in fiscal 2018 and 2019 represent two installments of a one-time recognition bonus paid in connection with John’s promotion in June 2018. The amounts reported in this column for Ashutosh Kulkarni and Terry Hicks in fiscal 2018 represent sign-on bonuses paid in the applicable year in connection with the commencement of their employment with the Company. The amount reported in this column for Ashutosh Kulkarni in fiscal 2019 represents two installments of a one-time retention bonus. Please see “Compensation Discussion and Analysis” above for further information regarding the bonuses that were paid in fiscal 2020.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of RSUs (issued by FTW prior to our IPO and by the Company after our IPO), PSUs and MIUs awarded in fiscal 2020, 2019 and 2018, as applicable, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation and, in the case of the performance-based awards, calculated based on the probable level of achievement of the underlying performance conditions. Because the performance conditions applicable to certain performance-based awards included market-based vesting conditions outside of the control of the Company, the grant date fair value of the awards based on the probable level of achievement of the performance conditions was zero under applicable accounting rules. Assuming satisfaction of the underlying performance conditions, the grant date fair value of the fiscal 2018 performance-based awards would be as follows for each of the recipient named executive officers: Michael Berry, $247,489; John Giamatteo, $804,006; Terry Hicks, $2,964,571; and Ashutosh Kulkarni, $2,322,247. Because the performance metrics applicable to the PSUs issued to Peter Leav and Terry Hicks were not determined in fiscal 2020, under the applicable accounting rules, the PSUs were not treated as granted and therefore no value is shown above related to those awards. Excluded from this table are the cash payments of $1,709,001 and $657,506 received by Christopher Young and John Giamatteo, respectively, in fiscal 2018 with respect to certain forfeited Intel awards (which were payable in connection with substitute awards issued when the Company was divested by Intel in fiscal 2017) as such amounts were accounted for under FASB ASC Topic 718 and would be considered fiscal 2017 compensation under SEC executive compensation disclosure rules. Also excluded from this table are (i) 58,808 RSUs granted to Terry Hicks and 46,064 RSUs granted to Ashutosh Kulkarni, in each case, in connection with our June 2019 distribution, and (ii) 189,928 RSUs granted to Peter Leav, 93,528 RSUs granted to Venkat Bhamidipati, 23,024 RSUs granted to Lynne Doherty McDonald, 17,816 RSUs granted to Terry Hicks, 18,228 RSUs granted to Ashutosh Kulkarni and 14,356 RSUs granted to Ashish Agarwal, in each case, in connection with the October 2020 distributions by FTW of cash and securities of a corporate subsidiary, which, in each case, were treated as adjustments to previously granted awards and did not result in any incremental charge under FASB ASC Topic 718 for the fiscal year of the distribution or any prior fiscal year. John Giamatteo also received 43,368 RSUs in connection with our June 2019 distribution as an adjustment to John June 2018 RSU grant but due to a provision of John’s June 2018 promotion letter allowing John certain equity sale opportunities, the issuance of those RSUs resulted in a recognition of the grant date fair value reflected above. See Note 12 to our audited financial statements that appear in our Annual Report on Form 10-K for the year ended December 26, 2020 for a discussion of the relevant assumptions used in calculating these amounts.

(4)

Amounts reported in this column represent cash payments made to the named executive officers under the AIP and, in the case of Lynne Doherty McDonald, a fiscal 2020 commission payout (less the guaranteed minimum amount for the fiscal quarter in which Lynne joined the Company). In the case of Peter Leav, Venkat Bhamidipati and Lynne, their respective fiscal 2020 AIP payouts (and Lynne’s fiscal 2020 commission payout) were prorated to reflect their respective hire dates after the beginning of 2020. In the case of Ashish Agarwal, the fiscal 2020 AIP payout was pro-rated to reflect changes in Ashish’s AIP target over the course of fiscal 2020. In the case of Ashutosh Kulkarni and Terry Hicks, their respective fiscal 2018 AIP payouts were prorated to reflect their mid-year hire dates. In connection with Christopher Young’s termination of employment with McAfee, we agreed to pay Christopher’s 2019 AIP payout by assuming 100% achievement of the applicable individual performance goals. Please see “Compensation Discussion and Analysis” for further information regarding the AIP.
(5)

While Christopher Young participated in our nonqualified deferred compensation plan (as described below), the fiscal 2019 and fiscal 2020 earnings on Christopher’s balance were not “above-market” as determined under applicable SEC rules and no amount is required to be disclosed here.

(6)

The amount reported in this column for fiscal 2020 consists of (i) 401(k) matching contributions for each of the named executive officers, (ii) financial planning services provided to Venkat Bhamidipati ($5,671), Ashutosh Kulkarni ($18,000) and Ashish Agarwal ($5,474) during fiscal 2020, (iii) severance amounts paid to Christopher Young and John Giamatteo during fiscal 2020 in the amounts of $3,647,468 and $3,972,137, respectively, (iv) a nominal points-based recognition program award provided to Ashish Agarwal and Michael Berry and (v) tax reimbursements for Ashish and Michael of $36 and $34, respectively, associated with the points-based recognition program in the case of Ashish and Michael.

Grants of Plan-Based Awards Table for Fiscal 2020

The following table provides information regarding the possible payouts to our named executive officers in fiscal 2020 under the AIP and Lynne Doherty McDonald’s special commission arrangement, as well as equity awards granted in fiscal 2020 to our named executive officers.

		Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards
										All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock
Name	Grant date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	or Units (#)		Awards ($)
Peter Leav	—	—	1,228,279		4,913,116	—	—		—	—		—
	2/3/2020	—	—		—	—	—		—	1,249,636	(2)	2,784,459	(2)
	2/24/2020	—	—		—	—	—		—	1,874,456	(3)	16,199,986	(3)
	10/20/2020	—	—		—	—	—		—	189,928	(4)	—	(4)
	12/15/2020	—	—		—	—	—		—	484,496	(3)	7,499,998	(3)
	—	—	—		—	339,471	484,496	(5)	629,845	—		—	(5)
Venkat Bhamidipati	—	—	214,891		859,564	—	—		—	—		—
	8/13/2020	—	—		—	—	—		—	800,000	(2)	5,364,194	(2)
	8/13/2020	—	—		—	—	—		—	800,000	(3)	11,456,000	(3)
	10/20/2020	—	—		—	—	—		—	93,528	(4)	—	(4)
Lynne Doherty McDonald	—	—	148,767		595,068	—	—		—	—		—
	—	—	446,311	(6)	—	—	—		—	—		—
	5/19/2020	—	—		—	—	—		—	2,435,504	(2)	5,589,499	(2)
	5/19/2020	—	—		—	—	—		—	500,000	(3)	4,321,250	(3)
	10/20/2020	—	—		—	—	—		—	23,024	(4)	—	(4)
Terry Hicks	—	—	750,035		3,000,140	—	—		—	—		—
	10/20/2020	—	—		—	—	—		—	17,816	(4)	—	(4)
	12/15/2020	—	—		—	—	—		—	116,279	(3)	1,714,635	(3)
	—	—	—		—	54,263	77,519	(5)	100,775	—		—	(5)
Ashutosh Kulkarni	—	—	625,000		2,500,000	—	—		—	—		—
	10/20/2020	—	—		—	—	—		—	18,228	(4)	—	(4)
Ashish Agarwal	—	—	209,440		837,760	—	—		—	—		—
	5/19/2020	—	—		—	—	—		—	111,112	(3)	960,285	(3)
	8/13/2020	—	—		—	—	—		—	111,112	(3)	1,591,124	(3)
	10/20/2020	—	—		—	—	—		—	14,356	(4)	—	(4)
	12/15/2020	—	—		—	—	—		—	96,899	(3)	1,428,860	(3)
	—	—	—		—	45,219	64,599	(5)	83,979	—		—	(5)
Christopher Young	—	—	—		—	—	—		—	—		—
Michael Berry	—	—	—		—	—	—		—	—		—
John Giamatteo	—	—	—		—	—	—		—	—		—

(1)

Except as described in footnote 6 below, these amounts represent target and maximum cash award levels set in fiscal 2020 under the AIP. Under our AIP design for fiscal 2020, no threshold applied to AIP bonuses. Maximum payouts assume that the AIP was funded at maximum levels based on applicable Company and/or business unit performance and individual performance was also achieved at maximum levels. For Ashish Agarwal, the AIP threshold, target and maximum cash award levels for fiscal 2020 are based on Ashish’s blended annual base salary for the year. In the case of Peter Leav, Venkat Bhamidipati and Lynne Doherty McDonald, their respective fiscal 2020 AIP threshold, target and maximum levels were prorated to reflect their hire dates after the beginning of fiscal 2020. The amount actually paid to each named executive officer under the AIP is reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for Fiscal 2020.” Because Christopher Young, Michael Berry, and John Giamatteo terminated early in fiscal 2020, they were not eligible for a bonus under our AIP in fiscal 2020.

(2)

These amounts represent time-based MIUs, which were scheduled to vest 6.25% per quarter beginning on the last day of the quarter in which the vesting commencement date fell, provided that the named executive officer remained continuously employed by the Company through each vesting date, unless certain requirements for accelerated vesting were met (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements).

(3)

These amounts represent time-based RSUs, which were scheduled to vest 6.25% per quarter beginning on the last day of the quarter in which the vesting commencement date fell, provided that the named executive officer remained continuously employed by the Company through each vesting date, unless certain requirements for accelerated vesting were met (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements).

(4)

These amounts represent additional time- and/or performance-based RSUs granted in connection with the October 2020 distributions by FTW of cash and securities of a corporate subsidiary. The time-based RSUs vest on a quarterly basis beginning on the last day of the quarter in which the grant date fell provided that the named executive officer has remained continuously employed by the Company through each vesting date, unless the named executive officer meets certain requirements for accelerated vesting (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements). During fiscal 2020, the performance-based RSUs were eligible to vest 100% upon TPG receiving a specified investment return, provided that the named executive officer remained continuously employed by the Company through the vesting date. These additional RSUs were treated as an adjustment to an award of RSUs granted to the applicable named executive officer in a prior fiscal year and, as a result, have a grant date fair value, computed in accordance with FASB ASC Topic 718, of zero.

(5)

On December 15, 2020, grants of PSUs were approved for Peter Leav, Terry Hicks and Ashish Agarwal in the amounts reflected above, respectively. Because the performance metrics applicable to these PSUs were not determined in fiscal 2020, there is no grant date under applicable accounting rules and no amount is reflected above related to these grants.

(6)

This amount represents the target cash award levels set in fiscal 2020 under Lynne Doherty McDonald’s special commission arrangement, which was prorated to reflect Lynne’s mid-year hire date. The amount actually paid to Lynne under this commission arrangement is reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for Fiscal 2020” and Bonus (to the extent guaranteed).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Peter Leav

In connection with Peter Leav’s commencement of employment as our President and Chief Executive Officer, Peter entered into an employment agreement that became effective on February 3, 2020. Peter’s employment agreement provides for an annual base salary of $900,000, a target bonus equal to 150% of annual base salary and an entitlement to participate in our employee benefit plans and programs made available to executive level employees. Pursuant to Peter’s employment agreement, Peter was also granted 1,874,456 RSUs and 1,249,636 MIUs with an original return threshold of $8.64 per unit, and Peter purchased 57,856 Class A Units.

In addition, any compensation paid to Peter is subject to recoupment to the extent required by law, the limited liability company agreement of FTW, our equity plans, the award agreements governing the awards granted under our equity plans, Peter’s subscription agreement, our clawback policy, or the requirements of the exchange on which the shares of an affiliate of ours are listed.

See “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” for a description of the termination-related provisions under Peter’s employment agreement.

Employment Agreement with Venkat Bhamidipati

In connection with Venkat Bhamidipati’s commencement of employment, Venkat entered into an employment agreement, effective September 2, 2020, that provides for an annual base salary of $650,000, a target annual bonus equal to 100% of annual base salary and an entitlement to participate in our employee benefit plans and programs made available to executive level employees. Pursuant to Venkat’s employment agreement, Venkat was also granted 800,000 RSUs and 800,000 MIUs with an original return threshold of $8.64 per unit.

In addition, any compensation paid to Venkat is subject to recoupment to the extent required by law, the limited liability company agreement of FTW, the 2017 Plan, the award agreements governing the awards granted under the 2017 Plan, Venkat’s subscription agreement, our clawback policy, or the requirements of the exchange on which the shares of an affiliate of ours are listed.

See “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” for a description of the termination-related provisions under Venkat’s employment agreement.

Offer Letter with Lynne Doherty McDonald

Lynne Doherty McDonald is party to an offer letter with the Company providing for an annual base salary of $850,000 and an annual incentive bonus target equal to 105.9% of annual base salary. Pursuant to Lynne’s offer letter, Lynne also (i) was granted 500,000 RSUs and 2,435,504 MIUs with an original return threshold of $8.64 per unit in fiscal 2020, and (ii) received the hiring bonus described above under “Sign-On, Retention and Special Incentive Bonuses” in the “Compensation Discussion and Analysis”.

See “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” for a description of the termination-related provisions under Lynne’s offer letter.

Letter Agreement with Terry Hicks

Terry Hicks is party to a letter agreement with the Company providing for an annual base salary of $650,000 and an annual incentive bonus target equal to 115.39% of annual base salary.

Letter Agreement with Ashutosh Kulkarni

As of the end of fiscal 2020, Ashutosh Kulkarni was party to a letter agreement with the Company providing for an annual base salary of $625,000 and an annual incentive bonus target equal to 100% of annual base salary.

Letter Agreement with Ashish Agarwal

Ashish Agarwal is party to a letter agreement with the Company providing for an annual base salary of $425,000 and an annual incentive bonus target equal to 52.94% of annual base salary. Pursuant to Ashish’s letter agreement, Ashish also remains eligible for the performance award described above under “Sign-On, Retention and Special Incentive Bonuses” in the “Compensation Discussion and Analysis”.

See “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” for a description of the change in control-related provisions under Ashish’s letter agreement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2020

The following table summarizes unvested stock awards held by each named executive officer on December 26, 2020.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units that Have Not Vested ($)(2)
Peter Leav	2/3/2020	1,015,332	(3)	11,651,239	—		—
	2/24/2020	1,522,996	(5)	27,048,409	—		—
	10/20/2020	189,928	(5)	3,373,121	—		—
	12/15/2020	484,496	(5)	8,604,649	339,147	(7)	6,023,251	(7)
Venkat Bhamidipati	8/13/2020	750,000	(3)	8,754,600	—		—
	8/13/2020	750,000	(5)	13,320,000	—		—
	10/20/2020	93,528	(5)	1,661,057	—		—
Lynne Doherty McDonald	5/19/2020	2,131,068	(3)	24,078,511	—		—
	5/19/2020	437,500	(5)	7,770,000	—		—
	10/20/2020	23,024	(5)	408,906	—		—
Terry Hicks	11/14/2018	397,456	(3)	4,631,157	794,916	(4)	9,262,361
	11/14/2018	75,000	(5)	1,332,000	150,000	(6)	2,664,000
	6/22/2019	15,672	(5)	278,335	31,364	(6)	557,025
	10/20/2020	8,276	(5)	146,982	9,540	(6)	169,430
	11/22/2019	66,668	(5)	1,184,024	—		—
	12/15/2020	116,279	(5)	2,065,115	54,263	(7)	963,711	(7)
Ashutosh Kulkarni	11/14/2018	311,340	(3)	3,629,477	622,684	(4)	7,259,001
	11/14/2018	58,752	(5)	1,043,436	117,500	(6)	2,086,800
	6/22/2019	12,256	(5)	217,667	24,568	(6)	436,328
	11/22/2019	133,332	(5)	2,367,976	—		—
	10/20/2020	10,752	(5)	190,956	7,476	(6)	132,774
Ashish Agarwal	9/19/2019	186,048	(3)	1,991,142	—		—
	9/19/2019	38,196	(5)	678,361	—		—
	11/22/2019	33,336	(5)	592,047	—		—
	5/19/2020	97,224	(5)	1,726,698	—		—
	8/13/2020	104,168		1,850,024	—		—
	10/20/2020	14,356		254,963	—		—
	12/15/2020	96,899	(5)	1,720,926	45,219	(7)	803,089	(7)
Christopher Young	—	—		—	—		—
Michael Berry	—	—		—	—		—
John Giamatteo	—	—		—	—		—

(1)	Reflects RSUs, PSUs and MIUs granted under our long-term incentive plans.
(2)

The value is determined based on the closing price of a share of our Class A common stock as of the end of fiscal 2020 ($17.76). Where applicable, the fair market value of an MIU reflects the value of a Class A Unit of FTW less any unsatisfied return threshold.

(3)

Represents time-based MIUs, which were scheduled to vest 6.25% per calendar quarter beginning on the last day of the quarter in which the vesting commencement date fell, provided that the named executive officer has remained continuously employed by the Company through each vesting date, unless certain requirements for accelerated vesting were met (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements).

(4)

Represents performance-based MIUs, which, at the end of fiscal 2020, were eligible to vest based upon TPG’s investment funds receiving specified investment returns, provided that the named executive officer remained continuously employed by the Company through the applicable vesting date (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements).

(5)

Represents time-based RSUs, which are (or, in the case of Ashutosh Kulkarni, were) eligible to vest on a quarterly basis (beginning with the last day of the quarter in which the vesting commencement date fell) over four years, provided that the named executive officer remained continuously employed by the Company through each vesting date, unless certain requirements for accelerated vesting were met (see “—Potential Payments Upon Termination or Change in Control for Fiscal 2020” narrative for a description of these requirements).

(6)

Represents performance-based RSUs, which at the end of fiscal 2020, were eligible to vest 100% upon TPG’s investment funds receiving a specified investment return, provided that the named executive officer has remained continuously employed by the Company through the vesting date.

(7)

On December 15, 2020, grants of PSUs were approved for Peter Leav, Terry Hicks and Ashish Agarwal, which are reflected above assuming threshold performance levels. These PSUs are eligible to vest based on performance over a three-year period. PSUs granted in fiscal 2020 will be eligible to vest based on achievement of performance targets related to Annual Cash EBITDA, Annual Adjusted Unlevered Free Cash Flow and Annual Billings based on the performance of McAfee as a whole. However, because the targets applicable to these PSUs were not determined as of the end of fiscal 2020, no grant date for accounting purposes had occurred as of that time.

Stock and Units Vested in Fiscal 2020

The following table summarizes the number and market value of equity awards held by each named executive officer that vested during fiscal 2020. No named executive officers held or exercised stock options during fiscal 2020.

	Stock and Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Peter Leav	585,764	3,037,493
Venkat Bhamidipati	100,000	432,125
Lynne Doherty McDonald	366,936	540,122
Terry Hicks	266,300	693,291
Ashutosh Kulkarni	235,664	776,950
Ashish Agarwal	113,480	396,068
Christopher Young	1,478,748	12,780,080
Michael Berry	58,648	432,479
John Giamatteo	76,360	418,235

(1)

Amounts reported in this column represent the number of the named executive officer’s RSUs and/or MIUs that vested during fiscal 2020. In certain cases, these Class A Units and MIUs remain subject to transfer restrictions as described above in “IPO-Related Changes to Pre-IPO Equity Holdings and Post-Lockup Transfer Restrictions on Pre-IPO Equity” in the “Compensation Discussion and Analysis”.

(2)

Because the Company’s equity was not publicly traded prior to October 22, 2020, there was no ascertainable public market value for units of FTW that became vested prior to that date. For Class A Units and/or MIUs that vested prior to October 22, 2020, the market value reported in this table is based upon the Board’s last determination of the fair market value of the Company’s equity prior to the relevant vesting date (in each case, $8.64 per Class A Unit of FTW). For shares of Class A common stock that vested on or after October 22, 2020, the value is determined based on the closing price of our Class A common stock on the relevant vesting date. Where applicable, the fair market value of an MIU of FTW reflects the value of a Class A Unit of FTW less any unsatisfied return threshold.

Pension Benefits for Fiscal 2020

None of our named executive officers participated in or was entitled to receive benefits under a defined benefit pension plan in fiscal 2020.

Nonqualified Deferred Compensation for Fiscal 2020

The following table provides information regarding compensation that was deferred by our named executive officers pursuant to the terms of the NQDC Plan during fiscal 2020.

Name	Executive Contributions in Fiscal 2020($)	Registrant Contributions in Fiscal 2020($)	Aggregate Earnings in Fiscal 2020($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at 2020 FYE($)
Peter Leav	—	—	—	—	—
Venkat Bhamidipati	—	—	—	—	—
Lynne Doherty McDonald	—	—	—	—	—
Terry Hicks	—	—	—	—	—
Ashutosh Kulkarni	—	—	—	—	—
Ashish Agarwal	—	—	—	—	—
Christopher Young	—	—	1,542	534,363	—
Michael Berry	—	—	—	—	—
John Giamatteo	—	—	—	—	—

During fiscal 2020, we maintained the NQDC Plan, for certain of our employees, and our named executive officers were eligible to participate. Under the NQDC Plan, participants may defer up to 50% of their compensation, as defined in the Company’s 401(k) plan, and incentive bonuses other than retention, relocation and sign-on bonuses. The NQDC also provides the Company with discretion to make matching and discretionary contributions into the NQDC Plan. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service, and in either case, may elect to receive their accounts in a lump sum or in annual installments over a period of up to ten years, with accelerated payouts in the event of death or disability of the participant. Participants are generally permitted to choose from among the mutual funds available for investment under the 401(k) plan for purposes of determining the imputed earnings, gains, and losses applicable to their NQDC Plan accounts.

Potential Payments Upon Termination or Change in Control for Fiscal 2020

During fiscal 2020, certain of our named executive officers were entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions, as described below.

Agreements with Executives

Employment Agreement with Peter Leav

Under the terms of Peter Leav’s employment agreement, if we terminate Peter’s employment without cause (as defined in the employment agreement) or if Peter resigns for good reason (as defined in the employment agreement), in either case, other than within two years following a change in control, Peter would be entitled to: (i) one and one-half times the sum of then current annual base salary plus target bonus, payable over an 18-month period; (ii) any earned but unpaid annual bonus related to the completed fiscal year preceding the fiscal year in which termination of employment occurs, payable in accordance with regular payroll practices; (iii) an annual bonus for the year in which the termination date occurs, with payment based on actual performance during the year of termination, pro-rated to reflect the number of days during the bonus year in which Peter was employed by us, payable in accordance with regular payroll practices; and (iv) provided that Peter timely elects under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a COBRA subsidy that, on an after-tax basis, is equal to the employer-paid portion of the premium equivalent for active employees who elect the same type of medical, dental and vision coverage during the 18-month period that follows Peter’s termination of employment (or, if earlier, the time at which Peter becomes eligible for group health coverage from another employer), payable on a monthly basis during such period. In the event such a termination of employment occurs during the two-year period following a change in control, Peter would be entitled to the same payments (subject to the same requirements), except that the severance multiplier would be two (rather than one and one-half) and would be paid over a 24-month period (instead of an 18-month period), and the COBRA subsidy would be paid for up to 24 months (instead of 18 months). In addition, in each case, Peter would also be entitled to: (i) any earned but unpaid base salary accrued through the date of termination; (ii) unreimbursed business expenses; and (iii) employee benefits, if any, to which Peter or Peter’s dependents may be entitled under the employee benefit plans or programs of the Company (“Peter Leav’s Accrued Rights”).

Upon a termination of employment due to Peter’s death or disability, Peter would be entitled to: (i) Peter Accrued Rights; (ii) any earned but unpaid annual bonus related to the completed fiscal year preceding the fiscal year in which termination of employment occurs, payable in accordance with regular payroll practices; and (iii) an annual bonus for the year in which the termination date occurs, with payment based on actual performance during the year of termination, pro-rated to reflect the number of days during the bonus year in which Peter Leav was employed by the us, payable in accordance with regular payroll practices.

Upon a resignation without good reason or a termination for cause, Peter would be entitled only to Peter Leav’s Accrued Rights.

Peter’s receipt of the severance payments described above (other than Peter Leav’s Accrued Rights) are subject to Peter’s signing (and not revoking) a release of all claims against us and Peter Leav’s continuing to comply with the limited liability company agreement of FTW, the 2017 Plan, the award agreements governing the awards granted under the 2017 Plan, Peter’s subscription agreement, and Peter’s employment agreement, the latter of which includes a covenant not to compete with us or to solicit our customers or employees during and, subject to certain limitations, for 18 months following Peter’s employment with us, as well as a perpetual confidentiality covenant.

Peter Leav’s Long-Term Incentive Awards

Peter Leav’s MIU, RSU and PSU award agreements each provide that in the event of a change in control, Peter’s awards will accelerate in full (and, in the case of Peter’s PSUs, will be deemed earned based on target performance or, if higher and if determinable, based on the actual performance of the Company and/or FTW, as applicable, through the date of the change in control (or an earlier date selected for administrative convenience)) as of immediately prior to the change in control, provided that Peter remains employed through the date of the change in control.

Peter Leav’s MIU, RSU and PSU award agreements each also provide that if Peter’s employment or other service is terminated without cause (but not due to death or disability) or Peter resigns for good reason, in either case, other than under circumstances where cause exists and within 24 months following a sale of the Company’s Consumer business unit or Enterprise business unit (either, as applicable, the “Divested Business”) that does not constitute a change in control, then, subject to Peter’s continued material compliance with Peter’s employment agreement, the award agreement, the applicable long-term incentive plan and the second amended and restated limited liability company agreement of FTW, and Peter’s execution, delivery and non-revocation of a general release of claims within a specified period, a portion of the then unvested and outstanding award will vest as of immediately prior to such termination, with the portion determined by multiplying the number of then unvested and outstanding MIUs, RSUs or PSUs (or, in each case, any securities or rights for which such MIUs, RSUs or PSUs were previously exchanged) by a ratio of A /(A+B), where “A” is the actual distributed proceeds (i.e., cash and marketable securities) resulting from the sale of the Divested Business, plus any excess cash retained by the Company after appropriate debt pay down, and “B” is the aggregate fair market of the equity of FTW immediately following the sale of the Divested Business (without any duplication of any amount included in “A”).

Employment Agreement with Venkat Bhamidipati

Under the terms of Venkat Bhamidipati’s employment agreement, if we terminate Venkat’s employment without cause (as defined in Venkat’s employment agreement) or if Venkat resigns for good reason (as defined in Venkat’s employment agreement), Venkat would be entitled to: (i) a sum equal to then current annual base salary plus target annual bonus, payable over a 12-month period and (ii) provided that Venkat timely elects COBRA, monthly COBRA enrollment premiums that are equal to the employer-paid portion for active employees who elect the same type of medical, dental and vision coverage during the 12-month period that follows Venkat’s termination of employment (or, if earlier, the time at which Venkat becomes eligible for group health coverage from another employer), payable directly to our COBRA provider. In addition, if we terminate Venkat’s employment without cause, Venkat would be entitled to any earned but unpaid annual bonus related to (i) the fiscal year in which the termination date occurs if Venkat was employed through the end of the third quarter of such fiscal year, or (ii) the completed fiscal year preceding the fiscal year in which termination of employment occurs, in each case based on actual performance for the applicable fiscal year and payable in accordance with regular payroll practices. In each case, Venkat would also be entitled to: (i) any earned but unpaid base salary accrued through the date of termination; (ii) unreimbursed business expenses; (iii) any earned and unused vacation; and (iv) employee benefits, if any, to which Venkat, Venkat’s estate, or Venkat’s dependents may be entitled under the employee benefit plans or programs of the Company (“Venkat Bhamidipati’s Accrued Rights”).

Upon a termination of employment due to Venkat’s death or disability, a resignation without good reason, or a termination for cause, Venkat would be entitled only to Venkat Bhamidipati’s Accrued Rights.

Venkat’s receipt of the severance payments described above (other than Venkat Bhamidipati’s Accrued Rights) are subject to Venkat’s signing (and not revoking) a release of all claims against us and that Venkat continue to comply with the limited liability company agreement of FTW, the 2017 Plan, the award agreements governing the awards granted under the 2017 Plan, and the employment agreement, the latter of which includes a covenant not to compete with us or to solicit our customers or employees during and, subject to certain limitations, for 12 months following Venkat’s employment with us, as well as a perpetual confidentiality covenant.

Venkat Bhamidipati’s Long Term Incentive Awards

Venkat Bhamidipati’s MIU and RSU award agreements each provide that in the event of a change in control, Venkat’s awards will accelerate in full as of immediately prior to the change in control, provided that Venkat remains employed through the date of the change in control.

If Venkat’s employment or other service is terminated without cause (but not due to death or disability) or Venkat resigns for good reason, in either case, other than under circumstances where cause exists, then, subject to Venkat’s continued material compliance with Venkat’s employment agreement, Venkat’s MIU and RSU award agreement, the 2017 Plan and the second amended and restated limited liability company agreement of FTW and Venkat’s execution, delivery and non-revocation of a general release of claims within a specified period, if such termination occurs prior to September 2, 2021, the portion of the applicable award that was otherwise scheduled to vest during the one year period following such termination would immediately vest.

Offer Letter with Lynne Doherty McDonald

Under the terms of Lynne Doherty McDonald’s offer letter, if Lynne’s employment with us is terminated without cause (as defined in Lynne’s offer letter) or Lynne resigns for good reason cause (as defined in Lynne’s offer letter), Lynne is eligible to receive a severance amount equal to (i) one year of annual base salary as in effect prior to Lynne’s termination, plus (ii) a payment equal to the employer contribution rate in effect for similarly situated active employees for Lynne’s and Lynne’s eligible dependents to continue healthcare coverage under COBRA for one year. In order to receive those severance benefits, Lynne must sign a general release of claims that becomes fully effective. Lynne’s severance amount is payable as salary continuation.

Executive Severance Arrangements

In connection with our IPO, we entered into severance agreements (the “Severance Agreements”) with our current executive officers (other than Peter Leav). Under the terms of the Severance Agreements, each eligible senior management team member (each a “Covered Executive”) is eligible to receive severance in the event the Covered Executive’s employment is terminated by the Company without cause (as defined in the Severance Agreement) or terminates the Covered Executive’s employment with the Company for good reason (as defined in the Severance Agreement), in either case, at a time other than during the period beginning three months prior to, and ending 18 months following, the consummation of a change in control, in an amount equal to the sum of (i) an amount equal to 1.0x the Covered Executive’s base salary and target annual bonus as in effect on the date of the Covered Executive’s termination (or, if higher, the base salary and target annual bonus in effect immediately before any reduction in such amounts which resulted in good reason), payable in substantially equal installments over a period of 12 months after the Covered Executive’s termination of employment in accordance with the Company’s regular payroll practices, and (ii) if the Covered Executive elects continuation coverage under our health plan, a monthly amount equal to the employer portion of the monthly premiums paid under our group health plans (as of the date of the Covered Executive’s termination of employment) for up to 12 months.

Under the Severance Agreements, in the event a Covered Executive’s employment is terminated without cause (as defined in the Severance Agreement), or the Covered Executive terminates the Covered Executive’s employment with the Company for good reason (as defined in the Severance Agreement), in either case, during the period beginning three months prior to, and ending 18 months following, the consummation of a change in control (“Qualifying Change in Control Termination”), the Covered Executive will be eligible to receive severance in an amount equal to the sum of (i) 1.5x the sum of the Covered Executive’s base salary and target annual bonus (in each case at the highest level in effect during the 12-month period leading up to the date of the Covered Executive’s termination of employment), payable in a lump sum, (ii) the pro rata portion of the Covered Executive’s annual bonus, based on actual performance for the year in which termination occurs, payable at the time at the time annual bonuses are payable to senior executives of the Company and its affiliates generally, and (iii) if the Covered Executive elects continuation coverage under our health plan, a monthly amount equal to the employer portion of the monthly premiums paid under our group health plans (as of the date of the Covered Executive’s termination of employment) for up to 18 months. Furthermore, in the event of a Qualifying Change in Control Termination, all the Covered Executive’s unvested time-based equity will accelerate and vest in full as of the date of the Covered Executive’s termination of employment and all performance-based equity granted following our IPO would vest as of the separation date based on target performance or, if higher and if determinable, based on our actual performance through the date of termination of employment, as applicable, in accordance with the documents governing such performance-based equity award.

The payments provided under the Severance Agreement are in lieu of and will supersede any severance or similar payments or benefits that the Covered Executive may otherwise be entitled to upon termination of the Covered Executive’s employment, but if payments or benefits become payable under the Severance Agreement and if the severance payments and benefits provided under the Covered Executive’s employment agreement, offer letter, or prior severance agreement (the “Prior Agreement”) remained payable, to the extent such payments and benefits would be greater than the payments and benefits payable under the Severance Agreement (the “Excess Payments”), the Excess Payments will, subject to terms and conditions of the Severance Agreement, be payable under the Severance Agreement but in accordance with the payment schedule that would have applied to them under the Prior Agreement.

All severance payable under the Severance Agreement is contingent upon the Covered Executive’s compliance with the restrictive covenants related to non-competition, non-solicitation and no-hire and material compliance with other restrictive covenants that apply to the Covered Executive, and the Covered Executive’s execution and non-revocation of a general release of claims.

In addition, each Covered Executive’s Severance Agreement provides that in the event the Covered Executive’s then unvested time-based equity awards are not continued, assumed or substituted for in connection with a change in control with awards or rights having the same intrinsic value (determined as of the change in control), such time-based equity awards will vest in full effective as of the change in control.

Long-Term Incentive Award Agreements for Lynne Doherty McDonald, Terry Hicks, Ashutosh Kulkarni and Ashish Agarwal

As of the end of fiscal 2020, Lynne Doherty McDonald, Terry Hicks, Ashutosh Kulkarni and Ashish Agarwal each held unvested MIUs and unvested RSUs that were subject to time-based vesting conditions that were issued under the 2017 Plan. The award agreements evidencing these time-based MIU and RSU awards provide that if the named executive officer’s employment with us is terminated without cause or for good reason (each, as defined in the underlying award agreement) within the two-year period following a change in control (as such term is defined in our 2017 Plan), all outstanding MIUs and RSUs subject to time-based vesting will automatically become vested in full as of immediately prior to such termination of employment.

Terry Hicks also holds time-based RSUs and PSUs, which were granted in December 2020, which do not provide for automatic acceleration in connection with a termination or change in control but would be subject to the terms of Terry’s Severance Agreement as described above.

Change in Control Bonus for Ashish Agarwal

Under Ashish Agarwal’s letter agreement with us, Ashish is entitled to a change-in-control bonus equal to $250,000 if Ashish remains employed as of the date of a change in control (as defined in the 2017 Plan) of the Company.

Separation Agreement with Christopher Young

We entered into a separation agreement with Christopher Young in fiscal 2020. Christopher’s separation agreement, which was effective February 3, 2020, provided that, in exchange for a release of claims (that was not revoked) and Christopher’s agreement to adhere to certain restrictive covenants, Christopher would receive (i) a payment equal to Christopher’s final annual base salary plus target annual bonus, payable over the 12-month period following Christopher termination of employment, (ii) an amount equal to Christopher’s 2019 annual bonus, calculated and determined by our actual performance relative to Company performance objectives during fiscal 2019 and assuming individual performance goals are met at 100% of target, paid in a lump sum that was paid when fiscal 2019 bonuses were paid to senior executives generally, (iii) a pro-rata bonus for fiscal 2020 based on Christopher’s target 2020 annual bonus, payable when fiscal 2020 bonuses are paid to senior executives generally, and (iv) a COBRA subsidy equal, on an after-tax basis, to the employer-paid portion of comparable medical, dental and vision coverage for active employees that corresponds to Christopher’s coverage election, payable on a monthly basis for 12 months (or, if shorter, until Christopher receives coverage under a group health plan of another employer), all of which has been paid. In addition, FTW agreed to accelerate the vesting of 455,000 time-based MIUs scheduled to vest on or before December 31, 2020 as of the separation date and agreed to accelerate 910,000 unvested MIUs that were eligible to vest based on funds affiliated with TPG receiving a certain investment return level as August 3, 2020.

Separation Agreement with John Giamatteo

John Giamatteo’s separation agreement, which was effective January 10, 2020, provided that in exchange for a release of claims (that was not revoked) and John’s agreement to adhere to certain restrictive covenants, John was entitled to receive (i) severance pay in the amount of $3,972,137, payable over the 12-month period following John’s termination of employment, and (ii) an annual incentive bonus for fiscal 2019 determined in the sole and absolute discretion of the Committee in accordance with the terms of our AIP and the Committee’s charter, all of which has been paid.

Offer Letter with Michael Berry

Under the terms of Michael Berry’s offer letter, as in effect prior to Michael’s termination of employment in fiscal 2020, if we terminated Michael’s employment without cause (as defined in the offer letter) or if Michael resigned for good reason (as defined in the offer letter), Michael would be entitled to (i) an amount equal to the sum of one year of Michael’s base salary and annual incentive target, (ii) a payment equal to the employer contribution rate in effect for Michael and Michael’s eligible dependents to continue healthcare coverage under COBRA for one year, and (iii) if we terminated Michael’s employment without cause prior to the payment of any annual incentive relating to any prior fiscal year or during the fourth quarter of any fiscal year, an annual incentive based on actual performance and prorated based on the number of days employed that fiscal year, with such severance payable as salary continuation following the termination of Michael’s employment.

It was a condition to Michael’s receipt of the severance payment described above that Michael timely execute a release of claims against us and that Michael comply with certain restrictive covenants set forth in Michael’s restrictive covenant agreement attached as an addendum to the offer letter, including a covenant not to compete with us or to solicit our clients or employees during and, subject to certain limitations, for 12 months following Michael’s employment with us and covenants relating to confidentiality and non-disparagement.

Michael did not enter into a separation agreement or receive any separation pay in connection with Michael’s termination of employment in fiscal 2020, other than pay and benefits accrued through Michael’s date of termination.

The amounts that would have been payable by us to each of the named executive officers under their agreements with us that were then in effect, assuming that each individual’s employment had terminated on December 24, 2020, the last business day of fiscal 2020, are set forth below:

Potential Payments Upon a Qualifying Termination of Employment(1)

Name	Severance Payment ($)(2)	Prorated Annual Incentive Award ($)(3)	Prior Year’s Incentive Award ($)(4)	Value of Accelerated Equity Awards ($)(5)	Welfare Benefits ($)(6)	Aggregate Payments ($)
Peter Leav	3,375,000	2,000,088	—	—	47,529	5,422,617
Venkat Bhamidipati	1,300,000	291,069	—	—	15,824	1,606,893
Lynne Doherty McDonald	1,900,000	—	—	—	15,711	1,915,711
Terry Hicks	1,400,035	—	—	—	18,706	1,418,741
Ashutosh Kulkarni(7)	—	—	—	—	—	—
Ashish Agarwal	649,995	—	—	—	26,242	676,242
Christopher Young(8)	2,000,000	101,639	1,800,000	11,797,013	18,088	15,716,740
Michael Berry(7)	—	—	—	—	—	—
John Giamatteo(9)	3,972,137	—	—	—	—	3,972,137

(1)

A qualifying termination means termination of the named executive officer’s employment (or, in certain cases, employment or other service) by the Company without cause or resignation for good reason, in either case, other than in connection with a change in control (as determined under the applicable arrangement).

(2)

Except in the case of John Giamatteo, amounts reported in this column represent the sum of the named executive officer’s base salary and the named executive officer’s annual incentive target, in each case, as in effect on the last business day of fiscal 2020. In the case of John Giamatteo, the amount shown above reflects the full amount of John’s severance payment under John’s separation agreement.

(3)

Under the terms of their employment agreements, Peter Leav and Venkat Bhamidipati would be entitled to a prorated incentive payout for the year of termination based on actual performance if a qualifying termination of employment occurred on the last day of fiscal 2020. The amounts reported in this column represent the fiscal 2020 annual incentive award, which is also reported in the “Summary Compensation Table for Fiscal 2020” as 2020 compensation. Peter was also entitled to this amount upon a termination of employment due to death or disability. Under Christopher Young’s separation agreement, Christopher received a pro-rated target bonus for fiscal 2020 based on the number of days Christopher was employed by the Company during fiscal 2020.

(4)

Under the terms of Christopher Young’s separation agreement, Christopher received an amount equal to Christopher’s fiscal 2019 annual bonus, calculated and determined based on actual Company performance and assuming individual performance goals were met at 100% of target.

(5)

With respect to Christopher Young, amounts reported in this column represent the value of the accelerated vesting of Christopher’s MIUs as of the date they vested pursuant to the terms of Christopher’s separation agreement (which, in each case, was $8.64). As described above, Peter Leav’s MIU, RSU and PSU award agreements provide that if Peter experiences a qualifying termination within 24 months following the sale of a Divested Business that is not part of a change in control, then, subject to certain conditions, a portion of the then unvested and outstanding award will vest as of immediately prior to such termination. While Peter would not be entitled to any accelerated vesting of Peter long-term incentive awards in connection with a qualifying termination alone, assuming (i) the sale of a Divested Business (which would include the Enterprise Division Sale, as discussed above) and qualifying termination occurred on December 26, 2020, (ii) the actual distributed proceeds (i.e., cash and marketable securities) resulting from the sale of the Divested Business, plus any excess cash retained by the Company after appropriate debt pay down were equal to $2,750,000,000, (iii) the aggregate fair market of the equity of FTW immediately following the sale of the Divested Business (without any duplication of any amount described in clause (ii)) was $7,700,774,194, and (iv) Peter’s PSUs were deemed earned at target levels, the value of the accelerated vesting of Peter’s MIU, RSU and PSU awards would be $21,170,038.

(6)

Amounts reported in this column represent the estimated value of continued welfare benefits that the indicated named executive officers would have been entitled to receive upon a qualifying termination of employment.

(7)	Neither Michael Berry nor Ashutosh Kulkarni was paid any severance when the applicable named executive officer terminated employment with us.
(8)	Reflects the amount paid to Christopher Young under the terms of Christopher’s separation agreement.
(9)	Reflects the amount paid to John Giamatteo under the terms of John’s separation agreement.

Potential Payments Upon a Change in Control or a Qualifying Termination of Employment in Connection with a Change in Control(1)

The amounts that would have been payable by us to each of the named executive officers, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on the last business day of our 2020 fiscal year, are as set forth below. Except where noted below that the payment would have been made regardless of a termination of employment, these amounts are payable in connection with a qualifying termination of employment and would be in addition to the amounts in the table directly above.

Name	Severance Payment ($)(2)	Prorated Annual Incentive Award ($)(3)	Value of Accelerated Equity Awards ($)(4)	Welfare Benefits ($)(5)	Aggregate Payments ($)
Peter Leav	4,500,000	2,000,088	59,282,067	63,372	65,845,527
Venkat Bhamidipati	1,950,000	291,069	23,735,657	23,736	26,000,462
Lynne Doherty McDonald	2,625,000	668,806	32,257,417	23,567	35,574,790
Terry Hicks	2,100,053	1,197,056	23,667,166	28,059	26,992,334
Ashutosh Kulkarni(6)	—	—	—	—	—
Ashish Agarwal	975,000	324,213	9,977,625	39,362	11,316,200
Christopher Young(6)	—	—	—	—	—
Michael Berry(6)	—	—	—	—	—
John Giamatteo(6)	—	—	—	—	—

(1)

A qualifying termination means a termination of the named executive officer’s employment by the Company without cause or by the named executive officer for good reason, in either case, within the applicable protection period related to a change in control (as described above). Ashutosh Kulkarni, Christopher Young, Michael Berry, and John Giamatteo did not receive any payments related to a change in control in connection with their termination of employment with us.

(2)

Amounts reported in this column represent the value of the accelerated vesting of the named executive officer’s RSUs, MIUs and/or PSUs that were outstanding and unvested as of our last business day of fiscal 2020 (December 24, 2020), determined based on the closing price of a share of our Class A common stock on that day ($17.76). Where applicable, the fair market value of an MIU reflects the value of a Class A Unit less any unsatisfied return threshold.

(3)

Under the terms of their employment agreements, Peter Leav and Venkat Bhamidipati are entitled to a prorated incentive payout for the year of termination based on actual performance. Under the Severance Agreements, in connection with a Qualifying Change in Control Termination, an applicable Covered Executive would be eligible to receive the pro rata portion of the Covered Executive’s annual bonus, based on actual performance for the year in which termination occurs, payable at the time at the time annual bonuses are payable to senior executives of the Company and its affiliates generally. The amounts reported in this column represent the fiscal 2020 annual incentive award, which is also reported in the “Summary Compensation Table for Fiscal 2020” as 2020 compensation, except that for Ashutosh Kulkarni (who terminated employment with the Company as of January 1, 2021 and did not receive any payment under the AIP in respect of fiscal 2020), it reflects the target amount of the named executive officer’s annual bonus.

(4)

All long-term incentive awards held by Peter Leav and Venkat Bhamidipati would automatically vest in full as of immediately prior to the consummation of the change in control (with Peter Leav’s PSUs, deemed earned based on target performance (which is assumed for purposes of the table above) or, if higher and if determinable, based on the actual performance of the Company and/or FTW, as applicable, through the date of the change in control (or an earlier date selected for administrative convenience)). In addition, as described further above, other named executive officers are entitled to acceleration of their equity awards under the Severance Agreements and/or the terms of applicable long-term incentive awards upon a qualifying termination in connection with a change in control. The table above assumes that, with respect to long-term incentive awards granted prior to our IPO that vest based on TPG achieving certain investment returns, those investment returns are achieved in connection with the change in control.
(5)

Amounts reported in this column represent the estimated value of continued welfare benefits that the indicated named executive officers would have been entitled to receive upon a qualifying termination of employment.

(6)

The employment of Christopher Young, Michael Berry and John Giamatteo with the Company terminated during fiscal 2020. The actual amount of severance paid to Christopher and John is reflected above under the heading “Potential Payments Upon a Qualifying Termination of Employment”. Neither Michael nor Ashutosh Kulkarni was paid any severance when the applicable named executive officer terminated employment with us.

Director Compensation for Fiscal 2020

The following table shows information regarding the compensation earned by our non-employee directors during our fiscal 2020.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Sohaib Abbasi	76,331	109,986	186,317
Mary Cranston	80,320	109,986	190,306
Tim Millikin	—	—	—
Kathy Willard	76,773	109,986	186,759
Jon Winkelried	—	—	—
Jeff Woolard	—	—	—

(1)	Non-employee directors employed by TPG or Intel do not receive compensation for their services on the Board.
(2)

Under our non-employee director compensation program in effect during 2020, non-employee directors earned an annual cash fee and, following our IPO, certain cash fees for committee membership or chair service, in each case, payable quarterly in arrears. These fees are described further below. The amounts reported in this column reflect the director fees earned during fiscal 2020. Sohaib Abbasi elected to receive Sohaib’s annual cash retainer in the form of RSUs. The number of shares delivered under to Sohaib’s quarterly shares-in-lieu-of-cash award was determined based upon the fair market value of the Company’s equity as of the relevant RSU settlement date.

(3)

In fiscal 2020, each covered director (as described below) received a pro-rated equity-award, as described below, as part of the transition our new post-IPO non-employee director compensation program. These amounts represent the grant date fair value associated with the grant of RSUs, as computed in accordance with FASB ASC Topic 718. See Note 12 to our audited financial statements that appear in our Annual Report on Form 10-K for the year ended December 26, 2020 for a discussion of the relevant assumptions used in calculating these amounts. As of December 26, 2020, each of Sohaib Abbasi, Mary Cranston, and Kathy Willard had outstanding RSUs with respect to 7,267 shares. Sohaib also had a right to receive additional shares in lieu of a cash retainer, as noted above.

Program Prior to our IPO

Under our compensation program for non-employee members of the board of managers of FTW in effect prior to our IPO, each non-employee member who was not employed by TPG, Intel or Thoma Bravo was eligible to receive an annual cash retainer of $75,000 or, at the election of such non-employee director, a number of RSUs that have a reasonably equivalent value and are paid out at a reasonably equivalent time as the annual retainer in lieu of the cash payment (determined based upon the fair market value of Class A Units of FTW at each quarterly vesting date). Individuals that were covered under the program are referred to below as “covered directors” and directors that are excluded are referred to as “excluded directors.”

Each covered director also was generally received an annual grant of RSUs with a value of $225,000, with the actual number of RSUs granted determined by the fair market value of Class A Units of FTW at the time of grant. These RSUs vest were eligible to vest in full on the first anniversary of the grant date, subject to continued service on such vesting date. The RSUs become fully vested upon a change in control event. Covered directors were also provided with the opportunity to purchase Class A Units based upon the fair market value at the time of purchase, up to a mutually agreed upon amount.

Program After our IPO

In connection with our IPO, the Board adopted a non-employee director compensation policy for covered directors. Excluded directors are not eligible to receive any compensation in respect of their service on the Board.

Under this program, each covered director receives an annual cash retainer for service to the Board and an additional annual cash retainer for service on any committee of the Board or for serving as the chair of the Board or any of its committees, in each case, pro-rated for partial years of service, as follows:

	Board or Committee Member	Board or Committee Chair
Annual cash retainer	$75,000	$—
Additional annual cash retainer for Leadership Development and Compensation Committee	$7,500	$20,000
Additional annual cash retainer for Nominating and Corporate Governance Committee	$5,000	$15,000
Additional annual cash retainer for Audit Committee	$10,000	$25,000

All cash fees are payable in arrears on a quarterly basis (or, if earlier, within 30 days following the earlier resignation or removal of the covered director). Each covered director may elect to receive vested shares of Class A common stock in lieu of all or a portion of the covered director’s annual cash fees payable under our non-employee director compensation policy.

Commencing in calendar year 2021, on the date of the first meeting of the Board following each annual meeting of our stockholders, each covered director will be granted RSUs having a fair market value of $225,000. The RSUs will vest on the earliest of the following to occur: (i) the first anniversary of the date the RSUs were granted, (ii) the covered director’s death or permanent disability, or (iii) a change in control (as defined in the McAfee 2020 Omnibus Incentive Plan (the “2020 Plan”)), subject, in each case, to the non-employee director’s continued service as a member of the Board through the applicable vesting date. However, if our next annual meeting of stockholders that follows the grant date is less than one year after the prior annual meeting of our stockholders, and the covered director continues to serve on the Board through immediately prior to such meeting, but does not stand for re-election, is not elected or is not nominated for re-election at such meeting, any then unvested RSUs granted in the immediately preceding 12 months will accelerate and vest in full as of the immediately prior to such meeting.

All cash fees are prorated for any fiscal quarter of partial service, based on the number of calendar days the covered director was a member of the Board or the applicable committee, in a manner determined by the Board or the Committee. Covered directors may also receive prorated equity awards if they are appointed or elected to the Board other than at the Company’s annual meeting of stockholders. In addition, in December 2020, Sohaib Abbasi, Mary Cranston and Kathy Willard each received a pro-rated grant of RSUs (50% of the typical grant) to approximately cover the period from the date the covered director’s last grant of RSUs vests until the Company’s next annual meeting of stockholders.

The aggregate value of cash compensation and the grant date fair value of shares of capital stock of the Company that may be paid or granted during any fiscal year of the Company will not exceed the amount prescribed in the 2020 Plan (or any successor plan).

Equity Ownership Requirements

As described further above under “Equity Ownership Requirements” in the “Compensation Discussion and Analysis” section, in connection with our IPO we adopted equity ownership requirements that apply to covered directors.

PROPOSAL NO. 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 26, 2020. The Board is asking shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “ FOR ” the following resolution:

“RESOLVED, that the shareholders of McAfee Corp. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•	Provide base salaries that are consistent with similar positions in similar companies;

•	Directly connect incentive pay to company performance and achievement of corporate goals;

•	Align the interests of our named executive officers with those of our stockholders;

•	Provide benefits to our named executive officers that are generally the same as those provided to our other employees; and

•	Attract, motivate and retain talented executives in a competitive environment.

The Board is asking shareholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the Leadership Development and Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Leadership Development and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL NO. 4:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.

The Board recommends that future non-binding advisory votes on compensation of our named executive officers be held every THREE YEARS. The Board believes that holding a vote every three years is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a more informed and thoughtful manner based on a long-term analysis of our compensation program; and (ii) it would avoid placing too much emphasis on the results or actions of a single year and would instead allow our stockholders to make a more meaningful evaluation of our performance compared to our compensation practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, this proposal is not binding. However, the Board and Nominating and Corporate Governance Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.

The Board recommends a vote to hold future stockholder advisory votes on the compensation of our named executive officers every THREE YEARS.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as our executive officers as of April 5, 2021.

Name	Age	Position
Peter Leav(1)	50	President, Chief Executive Officer and Director
Venkat Bhamidipati	54	Executive Vice President and Chief Financial Officer
Terry Hicks	58	Executive Vice President and General Manager, Consumer Business
Lynne Doherty McDonald	48	Executive Vice President, Global Sales and Marketing, Enterprise Business Group

(1)	See “Board of Directors” for a description of Peter Leav’s experience.

Venkat Bhamidipati has been an Executive Vice President and the Chief Financial Officer since September 2020. In this role, Venkat oversees the finance, IT, and security operations strategy and teams that support McAfee’s business worldwide. Prior to McAfee, Venkat was an Executive Vice President and the Chief Financial Officer at Providence, a healthcare system with $25B in annual revenues, from July 2017 to September 2020. In this role, Venkat led all finance and most corporate functions, including information technology, growth and corporate development, supply chain, and real estate. Prior to this role at Providence, Venkat spent 13 years at Microsoft from June 2004 to July 2017, where Venkat held several executive positions, including, Chief Financial Officer of the Worldwide Enterprise and Partner Group, Chief Financial Officer of the Worldwide Operations Group, and Managing Director for Business Development and Strategy. Venkat earned a Master’s degree in Commerce from Osmania University and an M.B.A in Finance and Marketing from the Kelly School of Business at Indiana University.

Terry Hicks has been the Executive Vice President of the Consumer Business Group since November 2018. Prior to McAfee, Terry served as Chief Operating Officer of Infusionsoft from January 2017 to November 2018, where Terry directly managed all functions as Terry translated the company’s mission and vision into strategy and execution. Prior to being named Chief Operating Officer at Infusionsoft, Terry served as their Chief Product Officer from July 2015 to December 2016. Prior to Infusionsoft, Terry spent 15 years in executive leadership roles at Intuit driving growth and innovation in both general management and product roles. Terry led the formation and validation of the QuickBooks Payments business, expanded reach of the QuickBooks Online and related business to over 120 countries as Vice President and General Manager Global Small Business, and scaled to nearly one million paid subscribers as Vice President and General Manager of QuickBooks Online Worldwide.

Lynne Doherty McDonald has been the Executive Vice President of Global Sales and Marketing since May 2020. Lynne joined McAfee from Cisco, where Lynne most recently served as Senior Vice President of U.S. Commercial Sales from August 2018 to May 2020. In this role, Lynne oversaw a team of more than 2,000 employees, drove $8B in revenue annually, serving 400,000+ accounts. Prior to this position, Lynne served on Cisco’s Security Sales team for the Americas from January 2017 to October 2018, overseeing a $2B portfolio of products across the U.S., Canada and Latin America. Prior to this position, Lynne served as the Area Vice President of the Eastern United States from June 2013 to January 2017. Earlier in Lynne’s career, Lynne served as a programmer at Bell Atlantic before joining Sun Microsystems as a Regional Executive in Sales and Engineering. Lynne holds a bachelor’s degree in mathematics and computer and information science from Temple University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own beneficially more than 5% of our outstanding shares of Class A common stock and Class B common stock, (b) each member of the Board, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of April 5, 2021. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with the reorganization transactions effected in connection with our IPO, we issued to the holders of Class A Units (“LLC Units”) of Foundation Technology Worldwide LLC (other than McAfee Corp. and its subsidiaries) one share of our Class B common stock for each LLC Unit that they hold. Each holder of LLC Units following the close of our IPO (“Continuing LLC Owner”) has the right to exchange their LLC Units for cash (based upon the market price of the shares of our Class A common stock) or, at our option, for shares of our Class A common stock on a one-for-one basis (in the case of MIUs, after those MIUs are exchanged for FTW Class A Units of equal value) and McAfee Corp. will cancel an equal number of shares of Class B common stock to the exchanging member.

The percentage of shares beneficially owned is computed on the basis of 162,391,934 shares of Class A common stock outstanding (which includes 25,582 shares of restricted Class A common stock) and 267,065,127 shares of our Class B common stock outstanding as of April 5, 2021. Unless otherwise indicated below, the address for each beneficial owner listed is c/o McAfee Corp., 6220 America Center Drive, San Jose, California 95002.

Pursuant to the terms of the stockholders agreement entered into by the Company and certain of our stockholders in connection with our IPO (the “Stockholders Agreement”), investment funds affiliated with or advised by TPG have the right to appoint a majority of the directors serving on the Board. As a result, TPG may be deemed to control the Company’s exercise of its option to settle exchanges of shares of Class B common stock into shares of Class A common stock or cash with respect to any such exchange by TPG. As a result of this control, TPG beneficially owns all shares of Class A common stock underlying its shares of Class B common stock. The beneficial ownership percentages reflected in the table below accordingly aggregate such shares of Class A common stock underlying the shares of Class B common stock held by TPG.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned(2)
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
TPG Funds(3)	124,520,762	56.3%	57,933,633	21.7%
Intel Americas, Inc.(4)	5,696,831	3.5%	180,222,000	67.5%
Thoma Bravo Funds(5)	18,852,120	11.6%	24,264,482	9.1%
Snowlake Investment Pte Ltd.(6)	25,869,966	15.9%	—	—
Directors and Named Executive Officers
Peter Leav(7)	563,288	*	252,464		*
Venkat Bhamidipati(8)	228,559	*	37,444		*
Terry Hicks(9)	525,459	*	62,664		*
Lynne Doherty McDonald(10)	647,541	*	152,704		*
Jon Winkelried(11)	—	—	—	—
Tim Millikin(11)	—	—	—	—
Mary Cranston	50,868	*	—	—
Sohaib Abbasi	68,007	*	—	—
Kathy Willard	27,404	*	—	—
Jeff Woolard	—	—	—	—
All directors and executive officers as a group (10 people) (12)	2,111,126	1.3%	505,276		*

*	Represents beneficial ownership of less than 1%.
(1)

The LLC Units are exchangeable for cash or, at our option, shares of our Class A common stock on a one-for-one basis (in the case of MIUs, after those MIUs are exchanged for FTW Class A Units of equal value). Other than with respect to the TPG Funds, beneficial ownership of LLC Units has not been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Units may be exchanged. When a LLC Unit is exchanged for cash or, at our option, Class A common stock by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided with respect to the TPG Funds also reflects combined voting power for the TPG Funds.

(2)

The holders of shares of Class B common stock reflected in this table also reflect an equal number of LLC Units beneficially owned by or repurchased from such holder in connection with this offering, as applicable.

(3)

Shares of Class A common stock shown as beneficially owned by the TPG Funds (as defined below) after giving effect to the Reorganization Transactions and before this offering include: (a) 28,215,867 shares of Class A common stock held by TPG VII Manta Blocker Co-Invest I, L.P., a Delaware limited partnership (“TPG Co-Invest I”); (b) 31,108,473 shares of Class A common stock held by TPG VII Manta AIV I, L.P., a Delaware limited partnership (“TPG AIV I”); (c) 5,441,584 shares of Class A common stock held by TPG VII Side-by-Side Separate Account I, L.P. (“TPG Side-by-Side”); (d) 213,376 shares of Class A common stock and 4,054,159 shares of Class A common stock underlying an identical number of LLC Units and shares of Class B common stock held by TPG VII Manta AIV Co-Invest, L.P., a Delaware limited partnership (“TPG Manta AIV Co-Invest”); and (e) 2,901,232 shares of Class A common stock and 55,123,476 shares of Class A common stock underlying an identical number of LLC Units and shares of Class B common stock held by TPG VII Manta Holdings II, L.P., a Delaware limited partnership (“TPG Manta Holdings II”, and, together with TPG Co-Invest I, TPG AIV I, TPG Side-by-Side, and TPG Manta AIV Co-Invest, the “TPG Funds”). Shares of Class B common stock shown as beneficially owned by the TPG Funds after giving effect to the Reorganization Transactions and before this offering include: (a) 4,054,159 shares of Class B common stock held by TPG Manta AIV Co-Invest; and (b) 55,123,476 shares of Class B common stock by TPG Manta Holdings II. In this offering: (a) TPG Co-Invest I will sell 563,483 shares of Class A common stock (or 967,964 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares); (b) TPG AIV I will sell 621,249 shares of Class A common stock (or 1,067,196 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares); and (c) TPG Side-by-Side will sell 108,671 shares of Class A common stock (or 186,677 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares). In connection with this offering, (a) TPG Manta AIV Co-Invest will sell 85,224 LLC Units and an equivalent number of shares of Class B common stock to us (or 146,400 LLC Units and an equivalent number of shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares); and (b) TPG Manta Holdings II will sell 1,158,778 LLC Units and an equivalent number of shares of Class B common stock to us (or 1,990,576 LLC Units and an equivalent number of shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares). The general partner of each of (i) TPG Co-Invest I, (ii) TPG AIV I, (iii) TPG VII Manta AIV Co-Invest, and (iv) TPG Manta Holdings II is TPG VII Manta GenPar, L.P., a Delaware limited partnership, whose general partner is TPG VII Manta GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“TPG Group Holdings”), whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG Side-by-Side is TPG GenPar VII SBS SA I, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VII SBS SA I Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG Group Holdings. David Bonderman and James G. Coulter are the sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to beneficially own the securities held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the securities held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of the TPG Funds and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(4)

Intel Corporation may also be deemed to beneficially own these shares due to its ownership of Intel Americas, Inc. Intel Corporation’s and Intel Americas, Inc.’s address is c/o Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95054.

(5)

Shares of Class A common stock shown as beneficially owned by the Thoma Bravo Funds after giving effect to the Reorganization Transactions and before this offering include: (a) 124,428 shares of Class A common stock held by Thoma Bravo Partners XII AIV, L.P. (“TB Partners XII”); and (b) 17,958,640 shares of Class A common stock held by Thoma Bravo Fund XII-A AIV, L.P. (“TB XII-A”). Shares of Class B common stock shown as beneficially owned by the Thoma Bravo Funds after giving effect to the Reorganization Transactions and before this offering include: (a) 2,364,188 shares of Class B common stock held by TB Partners XII; (b) 21,964,598 shares of Class B common stock held by Thoma Bravo Fund XII AIV, L.P. (“TB XII”); (c) 214,954 shares of Class B common stock held by Thoma Bravo Executive Fund XII AIV, L.P. (“TB Executive XII”); and (d) 191,005 shares of Class B common stock held by Thoma Bravo Executive Fund XII-a AIV, L.P. (“TB Executive XII-a” and, together with TB Partners XII, TB XII-A, TB XII, and TB Executive XII, the “Thoma Bravo Funds”). In this offering: (a) TB Partners XII will sell 53,084 shares of Class A common stock (or 91,189 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares); and (b) TB XII-A will sell 355,256 shares of Class A common stock (or 610,267 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares). In connection with this offering: (a) TB XII will sell 461,729 LLC Units and an equivalent number of shares of Class B common stock to us (or 793,170 LLC Units and an equivalent number of shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares); (b) TB Executive XII will sell 4,519 LLC Units and an equivalent number of shares of Class B common stock to us (or 7,763 LLC Units and an equivalent number of shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares); and (c) TB Executive XII-a will sell 4,015 LLC Units and an equivalent number of shares of Class B common stock to us (or 6,897 LLC Units and an equivalent number of shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares).

The general partner of each of TB XII, TB Executive XII, and TB Executive XII-a is TB Partners XII, and Thoma Bravo Partners XII, L.P. is the general partner of TB XII-A. Thoma Bravo UGP, LLC is the ultimate general partner of TB Partners XII and Thoma Bravo Partners XII, L.P. By virtue of the relationships described in this footnote, Thoma Bravo UGP, LLC may be deemed to exercise shared voting and dispositive power with respect to the shares held directly by the Thoma Bravo Funds The address of each of the Thoma Bravo Funds and Thoma Bravo UGP, LLC is c/o Thoma Bravo, L.P., 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

(6)

Snowlake Investment Pte Ltd. (the “GIC Investor”) shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(7)	Includes 390,508 shares of Class A common stock underlying MIUs and 776 shares of Class A common stock underlying RSUs held by Peter Leav that have vested or will vest within 60 days.
(8)	Includes 150,000 shares of Class A common stock underlying MIUs and 270 shares of Class A common stock underlying RSUs held by Venkat Bhamidipati that have vested or will vest within 60 days.
(9)	Includes 496,820 shares of Class A common stock underlying MIUs held by Terry Hicks that have vested or will vest within 60 days.
(10)	Includes 608,876 shares of Class A common stock underlying MIUs held by Lynne Doherty McDonald that have vested or will vest within 60 days.
(11)

Does not include shares of Class A common stock and Class B common stock beneficially owned by the TPG Funds. Jon Winkelried is Co-Chief Executive Officer and Partner of TPG. Tim Millikin is a Partner of TPG. The address of each of Jon Winkelried and Tim Millikin is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(12)

Includes 1,646,204 shares of Class A common stock underlying MIUs and 1,046 shares of Class A common stock underlying RSUs that have vested or will vest within 60 days, in each case held by our current directors, our current executive officers, and our named executive officers as a group.

Section 16(a) Reporting

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the calendar year ended December 26, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Agreements in Effect Prior to our IPO

Management Services Agreement

On April 3, 2017, Foundation Technology Worldwide LLC and certain of its subsidiaries entered into a management services agreement with our Sponsors and Intel, pursuant to which our Sponsors and Intel (the “Managers”) provide certain management, advisory, consulting, strategic planning, and/or specialized (operational or otherwise) services to the Company. In exchange for these services, the Company is required to pay to the Managers (or their respective designees) an aggregate annual retainer fee equal to $7.5 million, until December 31, 2027. Such annual fee is paid on a quarterly basis in arrears on the 90th day following the end of the applicable quarter. Payments will be made to the Managers on a pro rata basis in accordance with the Managers’ direct or indirect equity ownership of Foundation Technology Worldwide LLC. Under the Management Services Agreement, the Company must also reimburse the Managers for all reasonable and documented out-of-pocket expenses incurred by the Managers or their designees in connection to the services provided by the Managers or their respective designees under the Management Services Agreement, all reasonable and documented out-of-pocket legal expenses incurred by the Managers or their respective designees in connection with the enforcement of rights or taking of actions under the Management Services Agreement, the Subscription Agreement, and related documents or instruments, and all reasonable and documented out-of-pocket expenses incurred by the Managers, their respective affiliates or their respective designees on behalf of the Company. For fiscal 2017, fiscal 2018, and fiscal 2019, we paid a total of $7.6 million, $11.9 million, and $12.6 million, respectively, to the Managers under the Manager Services Agreement. In addition, we agreed to indemnify the Managers and certain persons affiliated with the Managers from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs, and reasonable out-of-pocket expenses in connection therewith (including, without limitation, attorneys’ fees and expenses) incurred by the Managers and such affiliated persons before or after the date of the Management Services Agreement arising out of any action, cause of action, suit, arbitration, investigation, or claim (whether involving the Company or a third party), or in any way arising out of or relating to operations of, or services provided by any of the Managers or their respective designees to, the Company or its affiliates.

In connection with the completion of our IPO, the Management Services Agreement was terminated, and we paid a one-time termination fee of $22 million to the Managers in accordance with the terms of the agreement.

Repurchase of LLC Units

In April 2020, we repurchased 1,091,172 LLC Units and 111,500 MIUs held by our former Chief Executive Officer following termination of employment at a per unit purchase price of $8.64, for an aggregate repurchase price of $10,394,093.

In December 2018, we repurchased 250,728 LLC Units and 125,000 MIUs held by our former Executive Vice President and Chief Legal Officer upon termination of employment at a per unit purchase price of $10.85 and $8.95, respectively, for an aggregate repurchase price of $3,837,897.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business-Available information” in our 2020 Annual Report on Form 10-K.

Tax Receivable Agreement

The contribution by the certain of our pre-IPO equityholders to McAfee Corp. of the equity of certain corporate entities in connection with our IPO and future exchanges of LLC Units for cash or, at our option, shares of our Class A common stock are expected to produce or otherwise deliver to us favorable tax attributes that can reduce our taxable income. Upon the completion of our IPO, we are a party to a tax receivable agreement, under which we generally are required to pay certain of our pre-IPO equityholders 85% of the applicable cash savings, if any, in U.S. federal, state, and local income tax that we actually realize or, in certain circumstances, are deemed to realize as a result of (i) all or a portion of McAfee Corp.’s allocable share of existing tax basis in the assets of Foundation Technology Worldwide LLC (and its subsidiaries) acquired in connection with the Reorganization Transactions, (ii) increases in McAfee

Corp.’s allocable share of existing tax basis in the assets of Foundation Technology Worldwide LLC (and its subsidiaries) and tax basis adjustments in the assets of Foundation Technology Worldwide LLC (and its subsidiaries) as a result of sales or exchanges of LLC Units after our IPO, (iii) certain tax attributes of the corporations McAfee Corp. acquired in connection with the reorganization transactions effected in connection with our IPO (including their allocable share of existing tax basis in the assets of Foundation Technology Worldwide LLC (and its subsidiaries)), and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We generally will retain the benefit of the remaining 15% of the applicable tax savings.

Pursuant to the exchange mechanics, from time to time we may be required to acquire LLC Units of Foundation Technology Worldwide LLC from the holders thereof in exchange for cash or, at our option, shares of our Class A common stock. An exchange of LLC Units is intended to be treated as a purchase of such LLC Units for U.S. federal income tax purposes. Each of Foundation Technology Worldwide LLC and McAfee Finance 2, LLC, a subsidiary of Foundation Technology Worldwide LLC intended to be treated as a partnership for U.S. federal income tax purposes and through which Foundation Technology Worldwide LLC owns its interests in the assets of the McAfee business, intends to have an election under Section 754 of the Internal Revenue Code of 1986, as amended, in effect for taxable years in which such sales or exchanges of LLC Units occur. Pursuant to the Section 754 election, sales of LLC Units are expected to result in an increase in the tax basis of tangible and intangible assets of Foundation Technology Worldwide LLC and certain of its subsidiaries, including McAfee Finance 2, LLC. When we acquire LLC Units from the holders thereof, we expect that both the existing basis for certain assets and the anticipated basis adjustments will increase depreciation and amortization deductions allocable to us for tax purposes from Foundation Technology Worldwide LLC, and therefore reduce the amount of income tax we would otherwise be required to pay in the future to various tax authorities. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets of Foundation Technology Worldwide LLC and its subsidiaries to the extent increased tax basis is allocated to those assets.

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with the Sponsors, Intel, and certain other stockholders. Pursuant to the stockholders agreement, we are required to take all necessary action to cause the Board and its committees to include director candidates designated by TPG and Intel in the slate of director nominees recommended by the Board for election by our stockholders. The stockholders agreement also provides that we will obtain customary director indemnity insurance. Pursuant to the stockholders agreement, each of our Sponsors and Intel also agreed to certain standstill provisions pursuant to which it is restricted from, among other things, acquiring our securities if that would result in it owning more than 49% of our outstanding voting power without our consent.

Registration Rights Agreement

We entered into a registration rights agreement with our Sponsors, Intel, certain other stockholders, and our Chief Executive Officer in connection with our IPO. The registration rights agreement provides the stockholders party thereto certain registration rights as described below.

Demand Registration Rights

Each of our Sponsors and Intel has the right to demand that we file registration statements. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to use reasonable best efforts to promptly effect the registration.

Piggyback Registration Rights

If we propose to register any shares of our equity securities under the Securities Act of 1933, as amended (the “Securities Act”), either for our own account or for the account of any other person, the parties to the registration rights agreement will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf Registration Rights

At any time after we become eligible to file a registration statement on Form S-3, our Sponsors and Intel will be entitled to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations.

Expenses and Indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement will include customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Indemnification Agreements

Prior to the completion of our IPO, we entered into indemnification agreements with each of our directors. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Certain Relationships

From time to time, Intel, our Sponsors and/or their affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements (other than transactions pursuant to a commercial services agreement) have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Related Party Transactions Policy

In connection with our IPO, we adopted a policy with respect to the review, approval, and ratification of related person transactions. Under the policy, the Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, the Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the Audit Committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 26, 2020 with management.

The Audit Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our 2020 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has also appointed PwC as the Company’s independent registered public accounting firm for fiscal 2021.

Respectfully submitted,

THE AUDIT COMMITTEE

Mary Cranston
Tim Millikin
Kathy Willard

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, certain stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2022 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 23, 2021.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at McAfee Corp., 6220 America Center Drive, San Jose, California 92005. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2022 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2022 annual meeting must notify us no earlier than February 3, 2022 and no later than March 5, 2022. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2022 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at McAfee Corp., 6220 America Center Drive, San Jose, California 92005, or by email at investor@mcafee.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.mcafee.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to www.investorelections.com/MCFE. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact www.investorelections.com/MCFE, call (866) 648-8133, or email paper@investorelections.com to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact www.investorelections.com/MCFE, call (866) 648-8133, or email paper@investorelections.com to request that only a single copy of the Notice be mailed in the future. Contact McAfee Investor Relations by mail at Investor Relations, McAfee Corp., 6220 America Center Drive, San Jose, California 92005, or by email at investor@mcafee.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting virtually.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/MCFE Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-240-4402 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/MCFE McAfee Corp. Annual Meeting of Stockholders For Stockholders of record on April 05, 2021 TIME: Thursday, June 03, 2021 10:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet. Please visit www/proxydocs.com/MCFE for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Peter Leav and Sayed Darwish, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of McAfee Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

McAfee Corp. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 THREE YEARS FOR PROPOSAL 4 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Jon Winkelried FOR #P2# #P2# 1.02 Kathy Willard FOR #P3# #P3# 1.03 Jeff Woolard FOR #P4# #P4# FOR AGAINST ABSTAIN 2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent FOR Registered Public Accounting Firm for Fiscal 2021 #P5# #P5# #P5# 3. Advisory Vote to Approve Named Executive Officer Compensation FOR #P6# #P6# #P6# 3YR 2YR 1YR ABSTAIN 4. Advisory Vote to Approve the Frequency of Future Stockholder Advisory Votes on 3 YEARS Compensation of Named Executive Officers #P7# #P7# #P7# #P7# You must register to attend the meeting online and/or participate at www.proxydocs.com/MCFE Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date